Exhibit 10.13
Guangsha Construction Group Co., Ltd
Lu Chunliang
And
China Hydroelectric Corporation
In Matter of
Suichang County Jiulongshan Hydropower Development Co., Ltd
Enter
Equity Interest Transfer Contract
December 13, 2007

Contents

Chapter One Definitions of the Contract	3

Chapter Two Transfer Object	9

Chapter Three Purchase Price	10

Chapter Four Capital Increase	13

Chapter Five Authorization Approval and Handover	14

Chapter Six Assumption of Credits and Debts	17

Chapter Seven Rights and Obligations	19

Chapter Eight	24

Fulfillment and Unilateral Termination	24

Chapter Nine	26

Representations And Warranties By The Parties	26

Chapter Ten	36

Employees	36

Chapter Eleven	38

Confidentiality	38

Chapter Twelve Breach Of Contract	39

Chapter Thirteen Force Majeure	41

Chapter Fourteen Resolution of Disputes	41

Chapter Fifteen	43

Applicable Law	43

Chapter Sixteen	43

Miscellaneous	43

Equity Interest Transfer Contract
This equity interest transfer contract (hereinafter referred to as “Contract”) is made and entered into on the [date of November], 2007 at Hangzhou City, Zhejiang Province of P. R. China by and among:
Party A: China Hydroelectric Corporation {hereinafter referred to as “Transferee”), a company registered and established under the laws of Cayman Islands, registered address at 558 Lime Rock Road, Lime Rock, Connecticut 06039, authorized representative John D. Kuhns, and president of the company;
Party B: Guangsha Construction Group Co., Ltd, a company registered and established under the laws of People’s Republic of China, registered address at 166 Yugulu, Hangzhou City, Zhejiang Province, legal representative Lou Ming, and chairman of the board.
Party C: Lu Chunliang
ID Number: 332526194904180030
Address: 1 Zhenxinglu, Wuning Street, Dongyang City, Zhejiang Province
Party B and Party C are hereinafter collectively referred to as “Transferors”, The single form of them is referred to as “Each Transferor”.
WHEREAS:
Suichang County Jiulongshan Hydropower Development Co., Ltd (hereinafter referred to as “Object Company”), was established on November 22, 2001. The Object Company owns the Jiulongshan Hydropower Project with three (3) levels: level one with the installed capacity of 2 x 12,500 kw, level two with the installed capacity of 2 x 6,300 kw and level three with the installed capacity of 2 x 8,000 kw, amounting up to a total installed capacity of 53,600 kw. It is still under construction and it is expected to be completed by the end of 2009.
The Object Company has full legal ownership and operational right of the

Hydropower Project.
The registered capital of the Object Company is RMB 90,000,000, 75% of which is held by Party B as equity interest and 25% of which is held by Party C as equity interest.
Each Transferor will transfer to the Transferee, and the Transferee will purchase the Transferors’ total equity interest in the Object Company (Party B’s interest: 75%, Party C’s interest: 25%, Party B’s and Party C’s interest will be collectively referred to as “Object Equity Interest”). Upon the Transferee’s acquisition of such equity interest, the Object Company shall become a wholly foreign-owned enterprise.
The Transferee, Zhejiang Guangsha Stock Co., Ltd, Zhejiang Guangsha Hydropower Investment Co., Ltd and Party C executed the Framework Agreement of Zhejiang Jingning Yingchuan Hydropower Development Co., Ltd, Qingtian Wuliting Hydropower Development Co., Ltd, Suichang County Jiulongshan Hydropower Development Co., Ltd and Zhejiang Guangsha Beichuan Hydropower Development Co., Ltd on October 27, 2007.
For the above purpose, after friendly consultations on the principles of equality and mutual benefit, the parties in this Contract have reached the following terms and conditions in accordance with the Corporate Law of the People’s Republic of China, (the Contract Law of the People’s Republic of China, the Law of the People’s Republic of China on Wholly Foreign-owned Enterprises, and other applicable Chinese laws and regulations. The parties will abide by and fulfill the Contract in good faith.

Chapter One Definitions of the Contract

Article 1.	Definition
The terms hereinafter used in this Contract shall have the meanings set forth as follows:
“AIC” means the Administration for Industry and Commerce of the PRC or, with respect to the issuance of any business licenses, filings or registrations effected by or with the State Administration of Industry and Commerce or any government entity which is similarly competent to issue such business licenses or accept such filings or registrations under the laws of the PRC.
“Audited Balance Sheet” shall mean the balance sheet audited by [ ], a copy of which is attached hereto as Appendix 1.
“Base Date” shall mean September 30, 2007.
“Capital Increase” shall mean the newly registered capital increase and investment in the Object Company by the Transferee in the amount of RMB 250,000,000 upon the Transferee’s acceptance of the Object Equity Interest.
“Claims” shall mean claims (arbitration or litigation), actions, demands, proceedings, judgment liabilities, damage sums, costs and expenses (including legal costs and disbursements) howsoever arising.
“Delivery Date” shall mean the date on which the Object Equity Interest Transfer has undergone the formality of registering the amendments with the Administration of Industry and the Commerce (the “AIC”) which has issued the New Business License to the Object Company upon examination and approval.
“Damages” shall mean any and all direct losses, liabilities, damages,

obligations, liens, assessments, judgments, awards and fines (including, without limitation, those arising out of any pending or threatened action, suit, proceeding or judgment, including any settlement or compromise thereof), any related reasonable ‘out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees and expenses), and consequential damages that include, but are not limited to loss of profit or any value reductions due to lost earnings, provided that those damages not permitted by applicable law shall be excluded.
“Disclosed Information” shall mean the related materials explanation statement and other information disclosed and made by the Transferors to the Transferee and the Transferee retained intermediaries in accordance with the Framework Agreement and in the course of the due diligence investigation of the Object Company, the Hydropower Project and the Object Equity Interest, attached hereto as Appendix 2.
“Employees” shall mean all personnel who have either a labor or an actual or deemed employment relationship with the Object Company or who were appointed by the Transferors to work in the Object Company or who work in the Object Company based on some other form of employment relationship as of the Base Date.
“Encumbrance” shall mean any mortgage, assignment, lien, charge, pledge, title retention, right to acquire, security interest, option, trust interest, pre-emptive right, and any other restrictions or conditions.
“Equity Interest Transfer” shall mean the transfer of the Object Equity Interest by the Transferors to the Transferees as contemplated in the Contract.
“Examination and Approval Authority” shall mean the relevant Chinese governmental departments having authority defined by relevant Chinese regulations on examining and approving foreign investment projects to examine and approve this Contract and to grant approval for the transfer of the Object Equity Interest and the Capital Increase contemplated in this Contract, including without limitation, the MOC, NDRC, SAFE, AIC and (CSRC, if applicable).
“Execution Date” shall mean the date that this Contract is signed by the Parties.
“Force Majeure” shall bear the meaning ascribed thereto in Article 47.1.
“Foreign Exchange Capital Account” shall bear the meaning as ascribed thereto in Article 12.1.
“Framework Agreement” shall mean the Framework Agreement of Zhejiang Jingning Yingchuan Hydropower Development Co., Ltd, Qingtian Wuliting Hydropower Development Co., Ltd, Suichang County Jiulongshan Hydropower Development Co., Ltd and Zhejiang Guangsha Beichuan Hydropower Development Co., Ltd executed by Transferee, Zhejiang Guangsha Stock Co., Ltd, Zhejiang Guangsha Hydropower Investment Co., Ltd and Party C on October 27, 2007.
“Hydropower Project” shall mean the hydropower station project located in Jiulongshan, legally owned and operated by the Object Company.
“Material Agreements” includes any oral or written agreement, arrangement, or understanding outside the ordinary course of business, including any (a) consulting agreement not terminable on notice within thirty (30) days, (b) agreement with respect to any employee of the Object Company providing any term of employment or compensation guarantee, (c) change in control or any other agreement with any executive officer or other key employee of the Object Company of which the benefits are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Object Company of the nature contemplated by the Contract, (d) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, of which any of the benefits will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by the Contract or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by the Contract, (e) agreement containing covenants that limit the ability of the Object Company to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, the Object Company may carry on its business (other than as may be required by law) or exclusive dealings of contracts that limit the ability of the Object Company to contract certain persons or to engage, whether directly or indirectly, in certain activities.
“MOC” means the Ministry of Commerce or, with respect to any matter submitted for examination and approval by the Ministry of Commerce, any government entity which is similarly competent to examine and approve such matter under the laws of the PRC.
“NDRC” means the National Development and Reform Commission, and any governmental body that is a successor thereto.
“New Business License” shall mean the new business license of the Object Company issued by the industrial and commercial administration after completion of the Capital Increase and Equity Interest Transfer.
“Object Company” shall mean Suichang County Jiulongshan Hydropower Development Co., Ltd.
“Object Company Financial Statements” shall bear the meaning ascribed thereto in Article 32.17.

“Object Equity Interest” shall mean (i) the 75% equity interest of the Object Company held by Party B, fully paid, and (ii) the 25% equity interest of the Object Company held by Party C, fully paid.
“Original Bank Loans” shall mean all outstanding loans of the Object Company as of the Base Date, a list of which is attached hereto as Appendix 3.
“Party B” shall mean Guangsha Construction Group Co., Ltd, a company registered and established under the laws of People’s Republic of China, registered address at 166 Yugulu, Hangzhou City, Zhejiang Province.
“Party C” Lu Chunliang
ID Number: 332526194904180030
Address: 1 Zhengxinglu, Wuning Street, Dongyang City, Zhejiang Province
“Provisional Account” shall bear the .meaning as ascribed thereto in Article 7.1.
“Purchase Price” shall mean the price paid by Transferee for the purchase of the Object Equity Interest as set out in Article 5 pursuant to the Contract.
“PRC” or “China” shall mean the People’s Republic of China, and insofar as this Contract is concerned, shall exclude Hong Kong, Taiwan and Macao.
“Renminbi” or “RMB” shall mean the legal currency of the PRC.

“SAFE” means the PRC State Administration of Foreign Exchange, and any governmental body that is a successor thereto.
“CSRC” means the China Securities Regulatory Commission and any governmental body that is a successor thereto.
“State-owned Property Right”, pursuant to Property Law of the People’s Republic China and other related regulations, shall mean all property rights owned by the PRC government or state-owned enterprises which are not allowed or allowed under certain terms and conditions to be transferred or allotted to natural persons, private companies, or institutions.
“Taxes” means all national and local internal revenue taxes under PRC laws including without limitation all income, capital gains, withholding (including expanded, final and compensation withholding), value added, documentary stamp, percentage, payroll, excise and any other taxes, levies, charges, deductions or duties of any nature and includes any interest, expense, fine, penalty or other charge payable, claimed, estimated or assessed in respect of any such Taxes and imposed by any governmental authority; and “Tax” shall be construed accordingly.
“Taxation Claims” means any claims for taxation which have been made or may hereafter be made against the Object Company:
(a) in respect of or arising from any transaction effected or deemed to have been effected by the Object Company, whether reported or filed in respect of, prior to, on or after [      ]; or
(b) by reference to any income, profits or gains earned, accrued or received by the Object Company on or before [      ], whether reported or filed in respect of, prior to, on or after [      ];
“Third Party” shall mean any natural person, legal entity, or any other organization or entity, other than the parties to this Contract.

Chapter Two Transfer Object

Article 2.	Object of the Equity Interest Transfer
The transfer object or subject of this Contract is the Object Equity Interest. Subject to the terms and conditions herein, the Transferors hereby sell and transfer to the Transferee, and the Transferee buys and acquires from the Transferors the Object Equity Interest together with all rights, interests and entitlements attached thereto and free of any Encumbrance in consideration of the Transferee paying the Purchase Price to the Transferors in accordance with the terms and conditions of this Contract.

Article 3.	Pre-emptive purchase right
Each Transferor hereby waives its respective pre-emptive purchase rights to the equity interest of the Object Company to be transferred by the Transferors to the Transferee pursuant to the terms of this Contract.

Article 4.	The Transferors agree to comply with the terms and conditions of this Contract and to transfer to the Transferee the Object Equity Interest held by them and all the rights, interests and entitlements attached thereto. The Transferee agrees to comply with the terms of the Contract and accepts the Object Equity Interest. After the transfer of the Equity Interest is completed in accordance with the provisions of this Contract, the Transferee will hold 100 percent (100%) of the equity interest in the Object Company and the Transferor will no longer hold any equity interest in the Object Company.

Chapter Three Purchase Price

Article 5	The Transferors and the Transferee agree that the Purchase Price shall be determined by consideration of and reference to the assessed value of the assets of the Object Company as set out in an evaluation report issued by Jingdu Assets Evaluation Co., Ltd (an assets evaluation agency with competent qualifications). Upon mutual consultation, the Transferors and the Transferee confirm and agree that the final Purchase Price shall be RMB 157,330,000 (the “Purchase Price”). The respective amount of payment made to each Transferor shall be as follows:
Party B: RMB 117,997,500
Party C: RMB 39,332,500

Article 6	The Purchase Price shall be paid by the Transferee in US Dollars equal to the Purchase Price unless the Contract provides otherwise. The Transferors and the Transferee agree that in the event any amounts expressed in RMB are to be paid in US Dollars, the parties will apply the RMB/US Dollars exchange rate equivalent to the intermediary price of RMB and US Dollars published by People’s Bank of China one day prior to the date of payment specified in this Contract.

Article 7	The Transferee shall pay the Purchase Price as follows:
7.1	Promptly upon the approval of this Contract by the Examination and Approval Authority, thereby converting the Object Company into a wholly foreign invested enterprise (hereinafter referred to as a “WFOE”), and the approval by SAFE for the opening of a domestic provisional foreign exchange account for the Equity Interest Transfer, the Transferee shall open a provisional foreign exchange capital account (the “Provisional Account”). The Object Company shall also open an foreign exchange account as soon as practicable after obtaining its New Business License (“Foreign Exchange Capital Account”),

7.2	Within five (5) days of opening the Provisional Account, and on the

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condition that the provisions under Article 7.2.1 are completed and satisfied by the Transferee, the Transferee shall remit the remaining Purchase Price in a lump-sum to the Provisional Account (the exchange rate of US Dollar payment shall be the intermediary price published by People’s Bank of China on the prior day).

7.2.1	The Parties to this Contract agree that all obligations of the Transferee under this Contract including but not restricted to, payment of the Purchase Price and payment of the Capital Increase amount, are subject to the fulfillment at or before Closing of the following conditions:

7.2.1.1	The Object Company has obtained consent and confirmation from the lending bank in accordance with Article 22.8.3 of this Contract, in the form approved by the Transferee.

7.2.1.2	The covenants and agreements of the Object Company and the Transferors under the Contract to be performed on or before the date of remitting the remaining Purchase Price in accordance with this Contract shall have been duly performed and the representations and warranties of the Object Company and the Transferors contained in this Contract shall be true and correct.

7.2.1.3	The Transferee shall have completed all business, legal, project and financial due diligence, and any items requiring correction identified by any Transferee shall have been corrected to the Transferee’s satisfaction.

7.2.1.4	As of the exact day of execution of this Contract, the Letter of Guarantee, attached hereto as Appendix 4, has been signed by China Hydropower Corporation on terms and conditions satisfactory to the Transferee.

7.2.1.5	Both the Transferors and the Transferee has determined the final amount of project under construction in accordance with Article 52.2.

Article 8	Payment of the Purchase Price
8.1	On the date the Purchase Price is remitted the Provisional Account and subject to satisfaction of the following conditions, the Transferee shall pay 80% of the Purchase Price (“First Installment”) to the Transferors;

The Transferors shall be responsible for helping the Object Company to have obtained the water procurement certificate.

8.2	While the transfer stipulated under Article 17 hereunder is completed and confirmed in writing by both of the Transferors and the Transferee, the Transferee shall pay 17% of the Purchase (“Second Installment”) to the Transferors;

8.3	The remaining 3% of the Purchase Price shall be reserved as a performance deposit for the Transferors. The performance deposit guarantees: the Object Company’s Hydropower Project will pass the overall examination and acceptance upon its completion in accordance with Article 16 free of any material potential engineering trouble and any defect in contracts with respect to environment, land, relocation and settlement, uploading to and connecting to power grid. The Hydropower Project shall have obtained approval of Luhanyuan water introduction involving Jiulongshan national natural protection zone, state-owned land use right certificate, power business permit, economic agreement on power grid connection and documents for examination and acceptance. If the above items causes any losses to the Transferee, the Transferee is entitled to directly deduct the appropriate amount from the aforesaid performance deposit. If no such trouble or defect exists and the above items are completed, the Transferee shall pay such performance deposit to the Transferors upon examination and acceptance of the Hydropower Project and completion all legal procedures for the abovementioned approval, certificate and documents.

8.4	If any Taxes, fees or other charges are levied on the Purchase Price in the PRC, the Transferors shall be jointly responsible for bearing such Taxes, fees or charges.

Article 9	The Transferors shall issue official and valid receipts to the Transferee promptly after receipt of the Transferee’s payment of the Purchase Price or any part thereof. Within 5 (five) days after receipt of the Transferee’s payment of the Purchase Price, the Transferors shall have completed the foreign exchange registration of the Equity Interest Transfer with SAFE where each of the Transferors is located, by obtaining such certificate the registration, and provided it to the Transferee.

Article 10	On the date of the First Installment as specified in Article 8.1 hereunder, Transferors shall repay the partial deposit of RMB 3,000,000 made by the Transferee pursuant to the Framework Agreement executed on October 27, 2007, to the Third Party company within China designated by Transferee.
Chapter Four Capital Increase

Article 11	Capital Increase
The Transferee agrees that simultaneously with the Equity Interest Transfer it shall pay to increase the capital (the “Capital Increase”) to the Object Company in the amount of RMB 250,000,000..

Article 12	Payment of the Capital Increase
12.1	Promptly upon the approval of this Contract by the Examination and Approval Authority, the Transferors and the Transferee shall work jointly on opening a Foreign Exchange Capital for the Object Company to be jointly kept by them. The Object Company’s official seal (to be kept by the Transferors) and the personal seal of Transferee’s authorized representative (to be kept by the Transferee) will be reserved at the Foreign Exchange Capital Account.

12.2	Transferee shall remit the Capital Increase to the Foreign Exchange Capital Account simultaneously with the remittance of the Purchase Price to the Provisional Account as provided in Article 7.2 of this Contract.

Article 13	Use of the Increased Capital
13.1	The Transferee agrees that the Capital Increase will be used to discharge those outstanding debts of the Object Company after credits and debts restructuring as listed in Appendix 6 hereto , maintain normal construction of the projects after the Delivery Date and keep normal operation and business expansion.

13.2	The Transferors shall, within 3 days of the Transferee remitting the Capital Increase to the Object company, complete the restructuring of its credits and debts listed in Appendix 6 of this Contract and sign with a third party designated by the Transferee official debt restructuring agreements with creditors and debtors of the Object Company in form and content approved by the Transferee.

13.3	The Capital Increase amount shall not be disbursed by the Object Company until the following conditions have been satisfied (including but not limited to the difference from credits and debts restructuring, see Appendix 6 for the specific amount):

13.3.1	The Transferors shall have completed the restructuring of its credits and debts listed in Appendix 6, as evidenced by a signed restructuring agreement in form and content approved by the Transferee between creditors and debtors, the Object Company and the third party designated by the Transferee

Article 14	After the Equity Interest Transfer and the Capital Increase has been completed, the registered capital of the Object Company shall be changed to RMB 340,000,000.
Chapter Five Authorization Approval and Handover

Article 15	Within three (3) days of execution of this Contract, the Transferors and the Transferee shall make joint application to the Examination and

Approval Authority to perform the examination and approval procedures for this Contract. If examination and approval of this Contract is required from CSRC, the Development and Reform Commission, the Water Conservancy Department and the Power Department, this Contract shall be submitted to the competent departments of such organizations for such examination and approval.

Article 16	After the First Installment is paid, the Transferors and the Transferee shall co-operate and jointly undertake the registration of the transfer of the Object Equity Interest and apply for the New Business License with the relevant governmental authorities.

Article 17	Handover
17.1	Upon the date on which this Contract is approved by the Examination and Approval Authority, the Transferors and the Transferee shall organize a team responsible for the Hydropower Project handover and take joint and active actions to conduct the handover of the Object Company, the Hydropower Project and the Object Equity Interest, including but is not limited to handing over the production, operation and management, accounting and finance, assets checking and accounting, file documents, certificates and licenses, seals and project construction to the Transferee.

17.2	The Transferor shall assure that the assets of the Object Company and all rights and interests handed over to the Transferee shall not have any loss or damage compared with Appendix 6 and the audit by the Transferee listed in Appendix 2. The Transferors shall make a comprehensive and complete handover to the Transferees pursuant to the audit and completion of such handover is confirmed by the Transferees.

17.3	The handover shall include but is not limited to:
(1)	The business seals, special financial seals and special contract seals, [to list all] of the Object Company shall be handed over to the Transferee;

(2)	The Transferors and the Transferee shall check and count the assets of Object Company, compile the assets inventory and perform the handover with confirmation via signatures of the jobsite representatives of the Transferors and Transferee. The assets loss ascertained through the assets check and count procedure shall be compensated by the Transferors at the replacement value for such missing assets;

(3)	All original engineering drawings, contracts, agreements (including but not limited to project contracts, equipment contracts, installation contracts and material contracts) and any other file documents of the Hydropower Project shall be handed over to the Transferee;

(4)	The financial books and the accounting files shall be handed over to the Transferee;

(5)	The Transferors shall make technical disclosure to the Transferee about the companies responsible for the construction of the Hydropower Projects, equipment supply (manufacturer), design, supervision, quality inspection, output line and otherwise; and

(6)	Handover of all materials and files of the Object Company;

(7)	Other handover procedures as may be reasonably required by the Transferee.
17.4	The handover specified in Article 17.3 (1) of this Contract shall be completed on the Delivery Date. All other handovers shall be completed within seven (7) days of the Delivery Date. The completion of the handover shall be certified and confirmed by the representatives of the parties in writing.

17.5	The Transferors shall assure in the course of the handover, the construction and production of the power station is continuous, steady and secure.

17.6	The Transferors shall give their full cooperation and complete the handover relating to the Equity Interest Transfer. If the Transferors do not give cooperation and incur Damages to the Transferee or to the Object Company after the Equity Interest Transfer is completed, the Transferors shall bear the liability of compensation pursuant to the relevant laws.

17.7	The Transferors agree that the Hydropower Projects and related equipment and facilities of the Object Company have no quantitative and qualitative problems inconsistent with the evaluation report. If any quantitative and qualitative problems with the hydropower projects and equipment incur any losses to the Transferee, the Transferee is entitled to deduct corresponding sum from the fund payable or seek compensation from the Transferors.
Chapter Six Assumption of Credits and Debts

Article 18	The Original Bank Loans of the Object Company as of the Base Date which have been disclosed by the Transferors to the Transferee, shall be assumed by the Object Company after the Equity Interest Transfer is completed.

Article 19	The following financial items of the Object Company shall be assumed by the Transferors in accordance with Article 13.1:
19.1	Except the Original Bank Loans disclosed by the Transferors, the monetary fund, the accounts receivables and the accounts payable listed in Appendix 6 and arising prior to the Base Date shall be enjoyed or borne by the Transferors as may be applicable. In this regards, the

Transferors shall Indemnify and save harmless the Transferee from any Claims, demands and losses arising out of such monetary fund, accounts receivable and accounts payable noted in Appendix 6.

19.2	Except for the Disclosed Information set forth in Appendix 3, the debts (including contingent debts) of the Object Company as of the Base Date which the Transferors have not disclosed in Appendix 3 of this Contract, when executing this Contract.

19.3	All the debts (including contingent debts and debts that have not been part of assets, e.g. litigation) of the Object Company incurred during the period from the Base Date of the Equity Interest Transfer to the Delivery Date.

Article 20	Financial affairs from the Base Date to the Delivery Date (“Period”)
20.1	The credits and yield of the Object Company within the Period shall belong to the Transferors, allocated and disposed of in accordance with the previous Articles of Association.

20.2	Taxes (if any return) incurred prior to the Delivery Date in the normal business course of the Object Company shall belong to the Transferors. The said taxes received by the Object Company after the Delivery Date shall be paid to Zhejiang Guangsha Hydropower Investment Corporation Limited within three (3) days upon receipt of the same.

20.3	Within the Period, the interest of the Object Company shall be borne by the Object Company.

20.4	On the immediate date following the Delivery Date, the Transferors and the Transferee shall jointly confirm the aforesaid amounts.

Article 21	For the Credits and Debts which shall be assumed by the Transferors in accordance with Article 19 of this Contract, if the right holder makes claim against the Object Company and the Object Company assumes the credits and debts in advance in favor of the right holder, the Object Company or the Transferee will be entitled to seek compensation from the Transferors separately pursuant to this Contract and the Transferors shall indemnify the Object Company or the Transferee (if the Transferee assumed such Credits and Debts) and save harmless the same from all such claims and demands. The scope of compensations shall include the debts themselves, all costs and expenses incurred by the Object Company and the Transferee in handling and settling the debts, including but not limited to litigation cost, arbitration cost, enforcement cost, attorney’s cost, and travel cost.
Chapter Seven Rights and Obligations

Article 22	Rights and Obligations of the Transferors
22.1	When this Contract is signed, the Transferors shall present to the Transferee the valid legal documents and the internal approval and authorization documents specified in Article 32.1 of this Contract that evidence the establishment of the Object Company and that the Transferors legally hold the Object Equity Interest.

22.2	Upon execution of the Contract, the Transferors shall not draw or receive dividends of the Object Company or any other rights and interests of the Object Company Equity Interest and shall not commit any act which damages and deceases or may damage and decrease the Object Company’s assets, rights and interests and the shareholders’ rights and interests.

22.3	Upon execution of this Contract, the Transferors shall not exercise any rights over the Object Equity Interest, for example, any actions to establish a mortgage, pledge, transfer and trusteeship over the Object Equity Interest which may influence the actual fulfillment of the Contract and the Transferee’s procurement of the Object Equity Interest as provided in this Contract.

22.4	Upon execution of the Contract, the Transferors agree that they and the Object Company shall manage the Object Company normally with due care of a good faith managing party, which shall include but not limited to (i) no change to the constitutional documents of the Object Company; (ii) no change to the accounting policies of the Object Company after the execution of the Contract; and when they dispose of the assets, credits and debts and all other rights and obligations of the Object Company in the normal course of business, they shall give advance notice to the Transferee and procure approval from the Transferee, otherwise all consequences arising from such disposal actions shall be borne solely by the Transferors themselves.

22.5	The Transferors shall actively assist the Transferee to handle all approval procedures of the Equity Interest Transfer and provide all necessary cooperation.

22.6	The Transferors shall actively assist the Transferee to handle the registration procedures related to the Equity Interest Transfer and agree that they and the Object Company shall provide all necessary cooperation.

22.7	The Transferors shall pursuant to the provisions under this Contract conduct the handover of the Object Company and the Object Equity Interest and the Transferors agree that the assets, rights and interests of the Object Company handed over to the Transferee shall not have any loss or damage compared with the assets, rights and interests confirmed by audit and due diligence on the Base Date.

22.8	The Transferors shall procure continuity of the original bank loans of the Object Company listed in the Appendix 4 to this Contract as follows:

22.8.1	Prior to the date of the Equity Interest Transfer, for matters concerning the validity of the Original Bank Loan contracts of the Object Company, the amount of the loans, the terms of the loans, the deadline of repayment and the terms of extension of the loans, the Transferors shall not commit any act adverse to the interest of the Object Company after the Equity Interest Transfer is completed.

22.8.2	The Transferors agree that, the finance amount, loan terms, repayment time period, extension terms and all other conditions promised to the Object Company by the lending banks of the Original Bank Loans prior to the Base Date of the Equity Interest Transfer, shall not have any change adverse to the Object Company prior to the date of the Equity Interest Transfer and Delivery Date.

22.8.3	The Transferors and the Transferee shall make joint efforts to coordinate with the related lending banks on succession of the Original Bank Loans of the Object Company. Procurement of the said consent and confirmation from the lending banks is a precondition for the Transferee to remit the Purchase Price pursuant to Article 7.2 of this Contract.

22.8.4	In accordance with the provisions of Articles 22.8.2 and 22.8.3 of this Contract, the Transferors shall provide-relevant guarantees on the Original Bank Loans to the satisfaction of the lending banks after the Equity Interest Transfer, and the Transferors shall procure consent and confirmation from the lending banks that the relevant loans and loan rights shall remain available to the Object Company after the-Equity Interest Transfer is completed.

22.9	The Transferors shall procure that the guarantees of the Original Bank Loans of the Object Company shall continue to be fulfilled by the original guarantor after the Equity Interest Transfer is completed. Upon execution of this Contract, the Transferors shall provide the letter of commitment issued by the original guarantor of the Original Bank Loans of the Object Company that the said guarantor will continue to fulfill the guarantees pursuant to the original terms and conditions. Such letter of commitment is attached to this Contract as Appendix 7.

22.10	If the original guarantor of the Original Bank Loans or the Transferors comply with Articles 21.8.4 and 21.9 of this Contract and provide the guarantees of the Original Bank Loans of the Object Company, the Transferee shall pay the guarantee cost pursuant to the following terms to the original guarantor or the Transferors: prior to the payment of performance deposit specified in Article 8.3, the Transferee shall pay 75% of the market guarantee cost (3% of the performance deposit per year); subsequent to the payment of performance deposit specified in Article 8.3, the Transferee shall pay fifty percent (50%) of the prevailing guarantee fee rate of the market (i.e., 3% of the guarantee amount per year), that is, 1.5% of the guarantee amount per year as a guarantee; and the Transferee should provide a proportional counter guarantee with equity or assets acknowledged by the Transferee. Other items may be negotiated and specified by both parties separately.

22.11	The Transferors shall be responsible for the execution of a Principal Agreement on Power Grid Connection between the Object Company and the power company

22.12	The Transferors shall be responsible for the Object Company obtaining approval on Luohanyuan Water Introduction project involving Jiulongshan National Natural Protection Zone

22.13	The Transferors shall be responsible for the Object Company obtaining the water procurement permit, examination and approval documents for the anti-flood planning in water construction projects

22.14	The Transferors shall guarantee that Zhengjiang Guangsha Hydropower Investment Corporation Limited will obtain the Construction Land Planning Permit, the Construction Land Permit for the Object Company’s hydropower station as well as the State-owned Land Use Right

Certificate for the 7.2874 acres land (as finally approved) for phase one of the hydropower project.

22.15	The Transferors shall guarantee that Zhengjiang Guangsha Hydropower Investment Corporation Limited will obtain the State-owned Land Use Right Certificate for 122.2318 acres of land for phase two of the hydropower station (as finally approved)..

22.16	The Transferors shall give timely written notice to Transferee when they come into knowledge of any acts, events or conditions which may make the Contract impossible to be partly or completely fulfilled.

22.17	The Transferors shall be entitled to receive and accept the Purchase Price pursuant to the provisions of this Contract.

22.18	The Transferors shall be jointly and severally liable for the obligations, representations, statements and warranties of each Transferor under this Contract.

Article 23	Rights and Obligations of the Transferee
23.1	Simultaneous with the Execution of this Contract, the Transferee shall present to the Transferors the internal approval and authorization documents specified in Article 32.2 of this Contract

23.2	The Transferee will assist the Transferors handle all approval procedures of the Equity Interest Transfer and provide all necessary cooperation.

23.3	The Transferee will assist the Transferors to handle the registration procedures with AIC of the Equity Interest Transfer and agree that they and the Object Company shall provide all necessary cooperation.

23.4	The Transferee shall pay the Purchase Price to the Transferors and shall pay the Increased Capital to the Object Company in accordance with the provisions of this Contract.

23.5	The Transferee shall give timely written notice to Transferors when it comes into knowledge of any acts, events or conditions which may make the Contract impossible to be partly or completely fulfilled.

Article 24	The Transferors and the Transferees shall make joint efforts and shall cooperate preparing/completing all necessary application documentation and to complete all procedures to facilitate the Equity Interest Transfer contemplated by this Contract, including but not limited to, the examination and approval process and the registration and record filing process. All costs incurred therein shall be borne by each party respectively.
Chapter Eight Fulfillment and Unilateral Termination

Article 25	The parties shall fulfill their Contractual obligations fully and completely pursuant to the provisions of this Contract,

Article 26	The Transferee shall have the right to terminate this Contract if any of the following events occurs:
26.1	Within five (5) days of opening the Foreign Exchange Capital Account specified in this Contract, the Transferee and the Object Company fail to obtain the consent and confirmation of the lending bank specified in Article 22.8.3 of this Contract;

26.2	The Transferors have not disclosed relevant facts and events prior to the Base Date, and such facts that will impact the continued legal and normal operations of the Object Company after the Equity Interest Transfer.

26.3	The Transferors have not disclosed facts and events prior to the Base Date, that will subject the Object Company to administrative penalty, and the administrative penalty arising from such undisclosed facts and/or events will impact the continued legal and normal operation of the Object Company after the Equity Interest Transfer.

26.4	If the Transferee elects to terminate this Contract as hereinbefore provided, it shall do so by written notice to the Transferors, Within two (2) days of receipt of the termination notice from the Transferee, the Transferors shall repay to the Transferee all payments made by the Transferee pursuant to the Framework Agreement and this Agreement.

26.5	If the Transferee elects to terminate this Contract pursuant to Article 26.1 of this Contract, the Transferors and the Transferee shall be mutually released from the provisions of this Contract and bear no further liability.

If the Transferee elects to terminates this Contract pursuant to Articles 26.2 or 26.3 of this Contract, the Transferors shall bear liability for breaching this Contract under relevant provisions of this Contract.

Article 27	If this Contract and the Equity Interest Transfer fail to be approved by the Examination and Approval Authority, and such failure is not caused by either the Transferors or the Transferee, this Contract shall be deemed to be terminated. The Transferors shall, within 3 days of the termination of this Contract, repay to the Transferee all payments paid by the Transferee pursuant to the Framework Agreement and this Contract. Thereafter, the parties will be mutually released from this Contract without further liability.

Article 28	If any Party fails to complete the transfer of the object company equity interest of any of the other object companies under the Framework Agreement, both the Transferors and the Transferee shall have the right to terminate this Contract.

Article 29	Unless this Contract expressly specifies otherwise or the parties agree in writing, neither party to this Contract shall terminate or dismiss this

Contract without the consent of the other Party.

Article 30	Any Taxes or fees arising out of execution and fulfillment of this Contract shall be borne by each of the Transferors and Transferee according to their respective tax liabilities under PRC law.

Article 31	Delivery Date
On Delivery Date, valid title to the Object Equity Interest will pass to the Transferee free and clear of any Encumbrance.
     Chapter Nine Representations And Warranties By The Parties

Article 32.	Disclosures, Representations and Warranties by Transferors
As a material inducement to the Transferee to enter into this Contract and acquire the Object Equity Interest hereunder, each of the Object Company and the Transferors, jointly and severally, hereby represent and warrant to the Transferee as follows:
32.1	Each of the Transferors has full corporate power to execute and deliver the Contract, to perform its respective obligations hereunder, and to consummate the transactions contemplated hereby. All corporate acts required to be taken by the Object Company and the Transferors to authorize the execution, delivery and performance of the Contract and the consummation of the transactions contemplated hereby have been duly and properly taken. All the internal approval and authorization documents that are necessary for the execution, delivery and performance of the Contract hereby have been obtained by the Object Company.

32.2	The Contract has been duly executed and delivered by the Transferors and, assuming the due execution and delivery hereof by the other parties to the Contract, the Contract constitutes a legal, valid and binding obligation of the Transferors, enforceable against each of the Transferors in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally.

32.3	As of the date hereof, the registered capital of the Object Company is RMB 90,000,000 and has been fully paid in compliance with PRO law.

32.4	Each of the Transferors has full right and authority to transfer their portion of the Object Equity Interest to the Transferee in accordance with the Contract and the Object Equity Interest is not classified as a State-owned Property Right that is not allowed to be transferred or allotted or encumbered to any natural persons, private companies, or institutions unless in accordance with the law of PRC.

32.5	The execution, delivery and performance of this Contract by the Transferors, and the consummation by the Transferors of the transactions contemplated hereby will not (i) violate any provision of the charter, by laws or any other organizational document of the Object Company, (ii) violate any provision of, or constitute a default (with or without notice or lapse of time) under, or give rise to a right of termination, cancellation or acceleration of (or entitle any parry to accelerate whether after the giving of notice or lapse of time or both) any obligation under any agreement, indenture, undertaking or other instrument to which either the Object Company or the Transferors is a party or by which it or any of its properties may be bound or affected, (iii) violate any law, administrative regulations, regulatory documents, rules, approval documents or any judgment, injunction, order or decree, the violation of which could have a material adverse effect on the business, operations, assets or financial condition of the Object Company, or (iv) result in the creation or imposition of (or the obligation to create or impose) any Encumbrance or restriction of any kind on any of the properties of the Object Company or the Shares. Each Transferor has obtained the consents, approvals or authorization to enter into the Contract required from its board of directors and/or department in charge pursuant to its Articles of Association or by law. Conclusion of the Contract does not constitute a breach of any agreement or law, administrative regulations, regulatory documents, rules and approval documents by which Transferor is bound.

32.6	All information and documents in relation to the Object Company and the Object Equity Interest provided to the Transferee by the Transferors prior to the execution of the Contract are true and complete.

32.7	All Object Company related materials and facts known or held by the Transferors, have been disclosed to the Transferee, including materials and facts which have or may have an adverse material effect on any Transferors’ ability of full fulfillment of their obligations under the Contract, or if disclosed to the Transferee, have or may have an adverse material effect on the Transferee’s willingness to execute and fulfill the Contract. Such materials and facts provided by the Transferors to the Transferee do not contain any false or misleading statements. Except for the Disclosed Information, no such conditions exist as affecting the legitimacy and validity of the Equity Interest Transfer, or affecting the legal rights and interests of the Object Company. All the copies of the materials supplied by the Transferors during the due diligence to Transferee or any professional agencies delegated by the Transferee shall be the authentic duplicates of the originals and shall be true and reliable. All debts (including contingent debts) undisclosed by the Transferors in writing shall be jointly assumed by the Transferors.

32.8	Subject to the matters set out in the Disclosed Information, the Object Company is a validly established legal person, validly existing and in good standing under Chinese law.

32.9	The Object Company has a good and marketable title for all its properties and assets, real and personal, as reflected in the Audited Balance Sheet(the “Assets”) as attached hereto as Attachment 2. Except as set out in the Disclosed Information, the Assets have been fully paid for and free of any Encumbrance, pledge, mortgage or retention of title.

All Assets are structurally sound with no material defects, in good operating condition and fit for their purposes. None of the assets is in need of maintenance or repairs except for ordinary routine maintenance and repairs and those fully disclosed to the Transferee by the Transferors.

32.10	The Object Company and any of its officers, agents or Employees, have not committed or omitted to do any act or thing, the commission or omission of which is in contravention of any law or legislation and which may have a material adverse effect on the Object Company or any of its activities.

32.11	Neither the Object Company, the Assets, the Hydropower Project, the interests of the Transferors in the Object Equity Interest, nor any person for whom it may be liable, is or has been in the period from its establishment, engaged in any prosecution, litigation, arbitration proceedings or administrative or governmental investigation or challenge as plaintiff, defendant, Third Party or in any other capacity. There are no such matters (including customer claims) pending or threatened in respect of which verbal or written communication has been given or received by or against the Object Company. There are no facts or disputes which may or might give rise to any such matters.

32.12	The Object Company has been in compliance with all requirements under Chinese law in respect of environmental protection, health and safety and hereby states that it has a clean accident history. No notices, complaints, demands or proceedings have been received by either the Object Company or any Transferor in relation to environmental issues. There is no condition of the real property or the land and building which would require any person of the Object Company to decontaminate or take other remedial action in or around that real property or building or to contribute to the costs of doing so.

32.13	The Object Company has duly carried out all tax registrations required, filed in the prescribed manner and within the prescribed time all tax returns required to be filed by it, it has filed tax returns that are true, correct and complete, has made complete and accurate disclosure in such tax returns and in all schedules, documents and other materials accompanying such tax returns, has paid all taxes shown on such tax returns as being due and payable and has paid all taxes payable under any assessment or reassessment which a relevant taxing authority is entitled to collect from the Object Company. No Taxation Claims or any deficiencies for Taxes of the Object Company have been made, claimed, proposed, or assessed in writing or otherwise by any governmental authority with respect to the Object Company, and there are no pending or Taxation Claims or such other threatened audits or investigations for or relating to any liability or potential liability in the respect of Taxes of the Object Company.

32.14	The Object Company has provided the Transferee with a list of all policies (including scope, duration and amount of coverage) of fire, liability, product liability, worker’s compensation and other forms of liability and casualty insurance currently in effect with respect to the Object Company. It has no liability (whether contingent or otherwise) for any unpaid salary, wages, unused entitlements, long service leave, social contributions, housing fund, (medical) insurance, taxation or other matter in relation to the employment of any person.

32.15	No claims have been asserted by any person to the use of intellectual property rights including patents, trademarks, trade names, copyrights, technology, know-how or processes or challenging or questioning the validity or effectiveness of any such license or agreement, and there is no valid basis for any such claim. The use of any intellectual property rights by the Object Company does not infringe on the rights of any Third Party.

32.16	Attached hereto as Appendix 2 is a true and complete copy the audited financial statements of the Object Company for the financial years ending on September 30, 2007 (the “Object Company Financial Statements”).

The Object Company Financial Statements: (a) are true, correct and complete, (b) are in accordance with the books and records of the Object Company, (c) present the consolidated financial condition, assets and liabilities of the Object Company as of their respective dates and the results of operation and changes in cash flows of the Object Company for the periods covered thereby, and (d) have been prepared in accordance with generally accepted accounting principles, consistently applied.

32.17	The Transferors provide a true and complete list of all equipment, other personal property and fixtures in the possession or custody of the Object Company which is leased or held under licence or similar arrangement and of the leases, licenses, agreements, or other documentation relating thereto.

32.18	Other than the leases and subleases listed by the Transferors, the Object Company is not a party to or bound by any lease, sublease, license or other instrument relating to real property and the Object Company has not entered into any other instrument relating to real property. All interests held by the Object Company under such leases or subleases are free and clear of any and all liens, charges and Encumbrances of any nature and kind whatsoever.

32.19	All leases or subleases entered into by the Object Company are in good standing and in full force and effect without amendment and the Object Company is entitled to the benefit of all such leases or subleases to which the Object Company is a party.

32.20	All amounts of rent and other amounts presently owing under the leases or subleases to which the Object Company is a party, have been paid.

32.21	The Object Company has complied with all of its obligations under the leases or subleases to which it is a party, and the Object Company is not in default or breach or has received a notice of default or breach of its obligations under such leases or subleases.

32.22	All of the information listed by the Transferors is true and correct.

32.23	All of the tangible assets, including but not limited to machinery, equipment, vehicles, furniture, office equipment, computer hardware and software wherever situated and owned by Object Company listed by the Transferors are owned tree and clear of all Encumbrances.

32.24	All material tangible assets of the Object Company used in or in connection with the business of the Object Company (as is currently being carried out) or any part thereof are in good condition, repair and (where applicable) proper working order, having regard to the use and age thereof, except only for reasonable wear and tear.

32.25	The Transferors hereby jointly confirm and assure to the Transferee that the land for the Hydropower Project of the Object Company is obtained legally.

32.26	The Object Company has provided the Transferee with a list of all governmental licenses, permits, franchises, approvals and other authorizations of any governmental authority necessary for the Object Company to own, lease and operate its properties and enable it to carry on the business as presently conducted.

32.27	True and complete copies of all written Material Agreements have been made available to the Transferee prior to the date hereof in the course of the due diligence process.

32.28	No material adverse change has occurred in any of the assets, business, financial condition, results of operation or prospects of the Object Company or the Hydropower Project has any other event, condition or state of facts occurred or arisen that might materially and adversely affect, or threaten to materially and adversely affect, the Object Company, or the business, operations or prospects of the Object Company or Hydropower Project.

32.29	From the execution of this Contract till the Delivery Date of the Equity Interest Transfer, the Transferors will operate and manage the Object Company and the Hydropower Project in the ordinary course, provided that the operation, business and conditions of the Object Company and the Hydropower Project will not have any materially adverse change compared with the status on Base Date; and that after the execution of this Contract, Transferors shall not take any acts that might adversely affect the Object Equity Interest, the Object Company or its Hydropower Project.

32.30	Term of the above representations and warranties: one (1) year from the date of examination and acceptance or the effective date of this Contract, whichever comes later.

Article 33	Disclosures, Representations and Warranties by Transferee
33.1	The Transferee is a limited liability company duly established that validly exists and normally operates under the laws of Cayman Islands.

33.2	The Transferee has full corporate power to execute and deliver the Contract, to perform its respective obligations hereunder, and to consummate the transactions contemplated hereby. All corporate acts required to be taken by the Transferee to authorize the execution, delivery and performance of the Contract and the consummation of the transactions contemplated hereby have been duly and properly taken.

33.3	The Contract has been duly executed and delivered by the Transferee and, assuming the due execution and delivery hereof by the other parties hereto, the Contract constitutes the legal, valid and binding obligation of the Transferee, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity.

33.4	The execution, delivery and performance of this Contract by the Transferee, and the consummation by the Transferee of the transactions contemplated hereby will not (a) violate any provision of the charter, by laws or any other organizational document of the Transferee, (b) violate any provision of, or constitute a default (with or without notice or lapse of time) under, or give rise to a right of termination, cancellation or acceleration of (or entitle any party to accelerate whether after the giving of notice or lapse of time or both) any obligation under any agreement, indenture, undertaking or other instrument to which the Transferee is a party or by which it or any of its properties may be bound or affected, or (c) violate any law, statute, ordinance, rule or regulation or any judgment, injunction, order or decree, the violation of which could have a materially adverse effect on the business, operations, assets or financial condition of the Transferee.

33.5	The Transferee undertakes that, the new income, credits and debts of the Object Company generated outside the result of the audit and evaluation during the period from the base date to the transfer and Delivery Date of the Equity Interest, shall be enjoyed and borne by the Transferors.
Article 34     Undertakings
34.1	The Transferors hereby agrees with and undertakes to the Transferee that, subject to existing confidentiality arrangements and such further confidentiality arrangements reasonably acceptable to the Transferors, after the date hereof and prior to the Delivery Date, the Object Company shall, and the Transferors shall procure the Object Company to, provide to the Transferee and such representatives of the Transferee who are directly involved in and, at the reasonable request of the Transferee, to potential financing sources in connection with the transactions contemplated hereby (the “Transferee’s Representatives”), reasonable access to the Object Company’s offices, properties, books and records, officers, counsel, accountants and contracts during normal business hours, in order for the Transferee and the Transferee’s Representatives to have an opportunity to make such investigations of the affairs of the Object Company and its business; provided, however, that any on-site investigation shall be upon reasonable prior notice and shall not unreasonably disrupt the personnel and operations of the Object Company.

34.2	Subject to the terms and conditions herein provided and after the Delivery Date, each of the Transferors and the Transferee agrees to, from time to time, whether before, at or after the Delivery Date, use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby and to cooperate with the other parties in connection with the foregoing, including, without limitation, using all commercially reasonable efforts (a) to obtain all necessary consents and approvals from other parties to material loan agreements, leases and other contracts, (b) to obtain the consents, approvals, licenses, permits and authorizations that are required to be obtained from any governmental authority, (c) to prevent the entry of, or to lift or rescind, any judgments or outstanding orders, injunctions, decrees, stipulations or awards of any nature adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (d) to effect all necessary registrations and filings and submissions of information requested by governmental authorities, and (e) to fulfill all conditions to the Contract.

34.3	Subject to the terms and conditions of the Contract and until the Delivery Date, the Object Company and the Transferors shall use all reasonable efforts to preserve the Object Company’s business intact, to maintain the assets business, unusual condition, results of operation or prospects of the Object Company (including the Hydropower Project) in the same condition as on the date hereof (and with respect to tangible assets, ordinary wear and excepted tear), to keep available to the Object Company the services of persons employed by the Object Company and to preserve the goodwill of customers and others having business relations with the Object Company.

34.4	From the date hereof up to and including [ ], the Transferors and the Object Company shall not, directly or indirectly, (a) solicit, initiate or encourage the submission of any inquiries, discussions or proposals or offers from any person relating to a possible disposition, of any registered capital or any material portion of the assets of the Object Company, (b) continue, propose, solicit, initiate, encourage or enter into negotiations or discussions relating to a possible disposition of any registered capital or any material portion of the assets of the Object Company, (c) enter into or consummate any agreement or understanding providing for the disposition of any capital stock or any material portion of the assets of the Object Company, or (d) assist, participate in or encourage any effort or attempt by any other person to do or seek any of the foregoing. The Transferors and the Object Company shall promptly notify the Transferee of, and communicate to the Transferee the terms of, any such inquiry, proposal or request for information received by, or negotiations or discussions sought with, the Object Company.
Article 35     Indemnification
The Transferors (the “Indemnifying Party”) hereby agrees to jointly and severally indemnify, reimburse and hold the Transferee (including its successors and permitted assignees) and including, after the Delivery Date, the Object Company harmless from and against, any one or more of the following (without duplication): (a) any and all Damages arising out of or resulting from a misrepresentation or breach of warranty of any of the Object Company or the Transferors contained in the Contract or in any exhibit or annex hereto, and (b) any and all Damages arising out of or resulting from any breach of any covenant or obligation of any of the Object Company or the Transferors contained in this Contract.
Chapter Ten Employees
Article 36       Dismissal of Employees and Employees’ s leaving office
36.1	All the Employees of the Object Company shall be resettled by the Transferors and the labor contracts, employment contracts and other legal relations shall be terminated.

36.2	All expenses arising from resettling the Employees of the Object Company by the Transferors shall be borne by the Transferors. If the resettlement dispute between the transferors and the Employees results in Claims against the Object Company by the Employees after the Equity Interest Transfer is completed and the Object Company suffers losses therefrom, the Object Company and the Transferee are entitled be fully compensated for its loss and

Damages from the Transferors.

36.3	The Transferors agree that when they resettle the original Employees of the Object Company, they shall not cause any adverse influence on the Object Company, the Object Equity Interest, the management, handover and ongoing work of the Hydropower Project.

36.4	When the original Employees of the Object Company terminate their labor relations, employment relations or terminate their other work relations with the Object Company and leave the Object Company, the Transferee shall appoint a representative to participate in the outgoing employees’ job handover with the Object Company or the Transferors. The Transferors agree that all outgoing employees will only leave their position after they complete all job handover procedures and such handover obligations have been confirmed by the Transferee.

36.5	If as a result of the non-cooperation and non-coordination of the original Employees of the Object Company in the leave-office handovers, the Object Company or the Transferee suffers Damages therefrom, the Transferors shall fully compensate the Transferee for its loss and Damages.

Article 37	Recruitment of employees
After the Equity Interest Transfer is completed, the Transferee shall employ operational and managerial personnel for the Object Company through social recruitment and the original Employees of the Object Company shall be given employment priority with the Object Company upon the same conditions and terms as such original. Employees enjoyed as employees with the Object Company prior to the Delivery Date. If the construction, production and business management requires and the Transferee is willing to retain the original Employees of the Object Company, the Object Company shall sign new employment contracts with the retained employees.

Chapter Eleven Confidentiality

Article 38	Confidentiality
38.1	Upon receipt of the Disclosed Information pursuant to the provision of this Contract the receiving party shall:

38.1.1	Keep the above materials and information confidential for five (5) years from the date hereof;

38.1.2	Except in cases when a Party needs to provide Disclosed Information to it’s employees or advisors for the purpose of this Contract, neither Party shall disclose the above materials and information to any Third Party.

38.2	Article 38.1 shall not apply to the following cases:

38.2.1	Before the disclosing party discloses the information to the receiving party, the receiving party has already known the information or the receiving party can prove the materials and information may be known through other legal channels.

38.2.2	The materials and information have become public material and information not as a result of any breach of the Contract by the receiving Party;

38.2.3	The receiving party obtains the materials and information from the Third Party who is not subject to any confidentiality obligations.

38.2.4	The materials and information must be disclosed pursuant to applicable laws and regulations.

Chapter Twelve Breach Of Contract

Article 39	If, either the Transferors or the Transferee fail to obtain internal approval and authorization or due to a reason attributable to one party, or this Contract is made invalid or impossible to be fulfilled, it shall be deemed a breach of this Contract by such party. The breaching party shall pay the non-breaching party 1% of the Equity Interest Transfer Price as liquidated Damages. If the non-breaching party’s economic losses suffered in executing and fulfilling this Contract is not fully covered and remedied by the liquidated Damages, then the breaching party shall compensate the non-breaching party for the rest of such economic losses as stated under this Article.

Article 40	If the Transferors, prior to the date this Contract is executed, have not disclosed all the matters that may impact the legal existence of the Object Company and the Hydropower Project whereby, the legal existence of the Object Company and the Hydropower Project is impacted after the Equity Interest Transfer is completed, the Transferee is entitled to terminate this Contract and to require the Transferors to pay one percentage ( 1%) of the Equity Interest Transfer Price to the Transferee as liquidated Damages.

Article 41	If either the Transferors or the Transferee has a delay in fulfilling the contract obligations, it shall be deemed a breach of this Contract. However, the following cases shall not be deemed a breach of this Contract: The other party shall be the first to fulfill its obligations yet it has a delay fulfilling its obligations, or the other party does not fulfill its obligations, or the other party has an obligation to give cooperation and assistance yet does not do it, consequently the party is unable to make timely fulfillment of the Contract obligations.
The delaying party as hereinbefore set out, shall pay the non-defaulting party liquidated Damages based on the Purchase Price and at the rate for annual bank loan announced by the People’s Bank of China.

Article 42	During the period from the date of execution of the Contract to the

Delivery Date, if the Transferors commit any act that damages the assets, rights and interests of the Object Company and the Object Equity Interest, it shall be deemed a breach of the Contract by the Transferors. The Transferors shall be liable to compensate the Transferee or the Object Company for any Damages arising from its breach of the Contract. The Transferee is entitled to use its own name or use the name of the Object Company after the Equity Interest transfer is completed to seek compensation from the Transferors. If the Transferee discovers a breach of the Transferors before making any payment under the Contract, the Transferee is entitled to deduct due amount from the payment due.

Article 43	If any party terminates or dismisses this Contract without justified reasons, or due to reasons attributable to one party, the Contract is made invalid fully or partially, it shall be deemed a breach of the Contract. The breaching party shall pay the non-defaulting party one percentage (1%) of the Purchase Price as liquidated Damages. If the non-breaching party’s economic losses suffered in executing and fulfilling this Contract is not fully covered and remedied by the liquidated Damages, then the breaching party shall compensate the non-breaching party for the remainder of such economic losses.

Article 44	If any party violates this Contract obligations, representations and warranties, it shall be deemed a breach of this Contract and the breaching party shall compensate the other party the losses incurred by the breach.

Article 45	If any of the Transferors breaches this Contract, it shall be deemed that all the Transferors collectively have breached this Contract and all the Transferors shall bear joint liability for the breach of any single breaching party.

Article 46	If the assets, rights and interests of the Object Company handed over by the Transferors to the Transferee have any damage or loss compared with that confirmed by the audit and due diligence as of the Base Date, the Transferors shall be liable to the Transferee for such loss and damage and the Transferee is entitled to deduct such amount from any payment payable to the Transferors.

Chapter Thirteen Force Majeure

Article 47	Force Majeure
47.1	“Force Majeure” refers to the special incidents or events, including earthquake, typhoon, flood, fire, war, political unrest, etc., or events that are deemed to be Force Majeure pursuant to relevant laws and regulations of China.

47.2	In the event of a Force Majeure event, the obligations of the party affected by such event and any time period binding on such affected party shall pause and be extended automatically during the period of the Force Majeure event. The affected party shall not bear any liability of breach of the Contract as provided therein in such situations.

47.3	The Party claiming the occurrence of a Force Majeure event shall promptly inform the other Party in writing within seven (7) days of the occurrence, and shall provide sufficient evidence (notarized) of the occurrence and the continuation of the Force Majeure event. The party shall do its best to eliminate the adverse effect of the Force Majeure event on the fulfillment of this Contract;
Chapter Fourteen Resolution of Disputes

Article 48	Arbitration
48.1	If the Parties have disputes relating to the Contract, it shall first be resolved through friendly consultation. If the dispute cannot be resolved through friendly consultation, any Party may submit the dispute to Shanghai branch of China International Economic and Trade Arbitration Commission (hereinafter referred to as “CIETAC”) for arbitration pursuant to the prevailing CIETAC arbitration rules.

48.2	The arbitration tribunal shall be constituted by three (3) arbitrators.

The claimant shall select and appoint or, the claimants shall jointly select and appoint, as the case may be, one (1) arbitrator. Failing to perform such selection and appointment within twenty (20) days after service of the notice for arbitration, the Chairman of CIETAC shall select and appoint such arbitrator; and

The respondent shall select and appoint, or the respondents shall jointly select and appoint, as the case may be, one (1) arbitrator. Failing to perform such selection and appointment within twenty (20) days after service of the notice for arbitration, the Chairman of CIETAC shall select and appoint such arbitrator.

Both arbitrators shall be selected and appointed, as specified above, within thirty (30) days after receiving the notice for arbitration.

The third arbitrator shall be jointly selected and appointed by the claimants) and respondents) and failing an agreement in respect thereof selected and appointed by the Chairman of CIETAC upon the joint authorization of the claimant(s) and respondent(s). In case the claimant(s) and respondent(s) fail to jointly select and appoint the third arbitrator or fail to jointly entrust the Chairman of CIETAC to appoint the third arbitrator within twenty (20) days from the date on which the respondent(s) receives (or receive) the notice for arbitration, the third arbitrator will be appointed by the Chairman of CIETAC. The third arbitrator will act as the presiding arbitrator.

The arbitration proceedings shall be conducted in Mandarin.

Article 49	Validity of the Arbitration Award
The arbitration award issued by CIETAC shall be final and shall be binding on each party. Each party to this Contract agrees to be bound by said award, and to act pursuant to the terms of the said award.

Article 50	Continuation of Rights and Obligations
After a dispute has occurred and during its arbitration process, other than the disputed matter, each party to this Contract shall continue to exercise its other respective rights under this Contract, and shall continue to implement its other respective obligations under this Contract.
Chapter Fifteen Applicable Law

Article 51	Applicable Law
The establishment, validity, interpretation and implementation of the Contract shall be governed and bound by the laws and regulations of the PRC. All disputes arising out of the Contract shall be determined pursuant to the laws of PRC. In the event the laws of the PRC do not have provision on a certain issue relating to this Contract, a reference shall be made to the general international business practice.
Chapter Sixteen Miscellaneous

Article 52	Special agreement on the project under construction
52.1	Both the Transferors and the Transferee affirm that the project under construction refers to the part of the Wuliting hydropower project that should be constructed but has not been completed from the date hereof to the date of examination and acceptance.

52.2	Both the Transferors and the Transferee affirm that the provisional total cost for the project under construction is RMB 250,000,000; upon execution of this Contract, both the Transferors and the Transferee shall appoint professional persons to verify the final cost for the project under construction; if the final cost is lower than provisional cost, the difference will be paid to the Transferors by the Transferee along with the difference in credits and debts restructuring; if the final cost is more than the provisional cost, the difference will be deducted upon payment of credits and debts and paid as the amount for the project under construction. The final cost has no impact on the total cost under this Contract.

52.3	The Transferee agrees that Zhejiang Guangsha Hydropower Investment Co., Ltd is to complete the project under construction specified in Article 53.1 of the Contract; Zhengjiang Guangsha Hydropower Investment Co., Ltd is to complete such project within the cost range specified in Article 53.2, however if the ultimate cost surpasses the above cost range, any additional cost will be borne by the Transferors; if the ultimate cost is less than the cost range, any balance will belong to the Transferors. The quality standard for the project under construction specified in Article 53.1 is to pass the examination and acceptance of Wuliting Hydropower Project.

52.4	Zhejiang Guangsha Hydropower Co., Ltd is responsible for carrying out procedures for examination and acceptance of the Hydropower Project and obtaining all legal approvals for the construction land as well as the power business permit.

52.5	The Transferors agree that Zhejiang Guangsha Hydropower Investment Co., Ltd is to complete construction within the time limit approved by the State. If it completes construction of the Hydropower Project ahead of the time agreed, the Transferee shall give an appropriate award to such company;

The Transferors represent: if the construction of the Hydropower Project is behind schedule due to reasons of Zhejiang Guangsha Hydropower Investment Co., Ltd, then such company shall pay a penalty to the Transferee, and the Transferors shall bear a joint and several liability for such company paying the aforesaid penalty.

52.6	The Transferee agrees that Guangsha Enterprise Investment Holding Co., Ltd is to provide a guarantee for Zhejiang Guangsha Hydropower Co. Ltd’s completion of the project under construction specified in Article 52.1 of the Contract.

52.7	The Transferee agrees that Zhejiang Guangsha Hydropower Investment Co., Ltd and the Transferee are to sign a contract for the project under construction specified in Article 52.1 of the Contract in accordance with Article 52.1 to 52.5; such matters as the progress, quality standard, management, payment of cost and measures for award and penalty of such project are to be specified in this contract.

52.8	The Transferors and the Transferee agree that if extra approval or various land cost is imposed on the construction land for the Hydropower Project of the Object Company with no change of nature of such land, relevant fee will be borne by Guangsha Hydropower Investment Co., Ltd; the Transferors bear a joint and several liability to the Transferee for the fulfillment of the aforesaid obligation; the Transferee will bear the extra fee if it is required by change in land acquiring method from allocation method to commercial use, enabling the conversion of the Object Company to a foreign-invested enterprise.

Article 53	Guarantee

Guangsha Enterprise Investment Holding Co., Ltd shall guarantee the obligations of the Transferors under this Contract in the form attached to this Contract as Appendix 5.

Article 54	Waiver

The non-exercise or delay in exercise of any right under this Contract shall not be deemed a waiver of the said right.

Article 55	Amendment

An Amendment of this Contract is only effective if in writing signed by all Parties to this Contract. Provided that, if any approval by relevant administrative departments is required pursuant to the law of China, it shall be approved by such competent administrative departments before such amendment becomes effective.

Article 56	Severability

The invalidity of any article in the Contract shall not affect the validity of the other articles in this Contract.

Article 57	Langnage

This Agreement is written in Mandarin.

Article 58	Validity of the Contract and Appendix

58.1	The Contract shall be effective upon the seals affixed by the parties and approval by the Examination and Approval Authority.

58.2	All preceding contracts or documents executed by the parties in relation to the Object Equity Interest Transfer shall be subject to this Contract if they are inconsistent with this Contract.

58.3	This Contract has ten (10) original copies with each party keeping two (2) copies and the remaining copies for record filing.

58.4	The appendix of the Contract is inseparable and integral part of the Contract and shall have equal validity as the Contract.

Article 59	Notification

59.1	Unless otherwise provided in the Contract, any notice or written communication sent by one party to the other party as per the Contract, shall be written in Chinese and English and shall be sent by a courier service. All notices shall be deemed to be received on the fifth day after posting day (subject to the postal seal) as per the correspondence addresses specified by the Contract. If the date of actual receipt is earlier than the said time, the date of actual receipt shall be the date of receipt.

59.2	All notices and correspondences shall be sent to the following addresses unless the other party gives written notice to update such addresses.

Transferors’ Address:	166 Yugu Road, Hangzhou City

Telephone Number:	0571—87969988

Facsimile Number:	0571—87963818

Addressee:	CHENG Gang

Transferee’s Address:	1201, Tower C2, Sunshine Plaza, 68
Anlilu, Chaoyang District, Beijing

Telephone Number:	010—64928483

Facsimile Number:	010—64961540

Addressee:	LI Wei-wei

Article 60	Appendix

60.1	Appendix 1 Audit Report by September 30, 2007 by Beijing Jingdu CPA Limited

60.2	Appendix 2 The Information Disclosed by the Transferors

60.3	Appendix 3 List of Original Bank Loans by September 30, 2007 audited by Beijing Jingdu CPA Limited

60.4	Appendix 4 Letter of Security of Guangsha Stock Investment Co., Ltd

60.5	Appendix 5 Assets List by September 30, 2007 affirmed by the assets assessment agency

60.6	Appendix 6 Restructuring Details and Measures for credits and debts of the Object Company in its Equity Interest Transfer

60.7	Appendix 7 Letter of Undertaking of Guangsha Construction Group Co., Ltd
[Signature Page]

(No more text hereinafter ]
IN WITNESS WHEREOF, the duly authorized representatives of Party A, Party B and Party C have signed this Contract on the date borne on the first page,
Party A: China
Representative’s Signature:
Party B: Guangsha
Representative’s
Party C: LU Chunliang
Representative’s Signature:
The End

Appendix 1 — Audit Report

Suichang Jiulongshan Hydroelectric
Development Co., Ltd.
Audit Report
Sep. 30th, 2007

Contents

The audit report

The balance sheet	1-2

The profit and statement of profit distribution	3

Notes of financial statement	4-15

Dehao International Beijing Jingdu Certified Public Accountants Co., Ltd.	Dehao International Beijing Jingdu Certified Public Accountants Co., Ltd. Scitech Place 5th floor , Jianguomenwai Avenue No.22, Beijing Zip Code: 100004 Tel: 86-10-65264838 Fax: 86-10-65227521
Audit Report
(English Translation)Beijing JINGDUSHENZI (2007) No.1316
China Hydroelectric Corporation:
We have audited the enclosed financial statements of Suichang Jiulongshan Hydroelectric Development Co., Ltd. (hereinafter referred to as “Jiulongshan Hydroelectric Company”), including the balance sheet on Dec. 31, 2006 and Sep. 30, 2007, the profit and financial statement of profit distribution and the notes of financial statements of 2006 and Jan — Sep., 2007.
I. Management Personnel’s responsibilities for financial statements
The management Personnel of Jiulongshan Hydroelectric Company is responsible for the preparation and fair presentation of these financial statements in accordance with the Accounting Standards for Business Enterprises and China Accounting System for Business Enterprises. The responsibilities includes: (i) designing, implementing and maintaining internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error;(ii) selecting and applying appropriate accounting policies; (iii) making reasonable accounting estimates.
II. Auditor’s responsibility
Our responsibility is to express an opinion on the financial statements based on the auditing task. We have performed the auditing task under the provision of CICPA auditing guideline. CICPA auditing guideline requires us to comply with the professional ethics, to plan and perform audit tasks to obtain reasonable assurance on whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence regarding the amounts and disclosures in the financial statements. The procedures selection is depended on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Dehao International Beijing Jingdu Certified Public Accountants Co., Ltd.	Dehao International Beijing Jingdu Certified Public Accountants Co., Ltd. Scitech Place 5th floor , Jianguomenwai Avenue No.22, Beijing Zip Code: 100004 Tel: 86-10-65264838 Fax: 86-10-65227521
III. Audit opinions
We believe that the financial statements of Jiulongshan Hydroelectric Company have given a fair and true view of the financial situation of Dec. 31, 2006 and Sep. 30, 2007, as well as operating results of 2006 and Jan. to Sep., 2007 in accordance with the Accounting Standards for Business Enterprises and China Accounting System for Business Enterprises.

Beijing Jingdu Certified Public Accountants Co., Ltd.	The Chinese Certified Public Accountant(CICPA)

The Chinese Certified Public Accountant(CICPA)

Beijing ·China	Nov. 15th , 2007

BALANCE SHEET
AS AT 30 SEPTEMBER 2007
[English Translation ]

Prepared by: Suichang County Jiulongshan Hydroelectric Development Co., Ltd.			In RMB Yuan
ASSETS	NOTES	2007.09.30	2007.01.01

CURRENT ASSETS
Cash	4.1	221,118.13	296,474.16
Short-term investments		—	—
Notes receivable		—	—
Dividends receivable		—	—
Interest receivable		—	—
Accounts receivable		—	—
Other receivables	4.2	23,582,940.71	39,708,550.96
Advances to suppliers		—	—
Subsidy receivable		—	—
Inventories		—	—
Prepaid expenses		—	—
Long-term investments maturing within one year		—	—

Other current assets		—	—
Total current assets		23,804,058.84	40,005,025.12

LONG-TERM INVESTMENTS		—	—
Long-term equity investments		—	—
Long-term debt investments		—	—
Total long-term investments		—	—

FIXED ASSETS		—	—
Fixed assets — cost		—	—
Less: accumulated depreciation		—	—
Fixed assets — net amount		—	—
Less: Fixed assets impairment provision		—	—
Fixed assets — net book value		—	—
Construction supplies		—	—
Construction in progress	4.3	281,092,701.11	206,965,082.07
Fixed assets disposal		—	—
Total fixed assets		281,092,701.11	206,965,082.07

INTANGIBLE AND OTHER ASSETS		—	—
Intangible assets		—	—
Long-term prepaid expenses		—	—
Other long-term assets		—	—
Including: Foreign exchange losses to be deferred		—	—
Total intangible and other assets		—	—

DEFERRED TAXES		—	—
Deferred tax debits		—	—
TOTAL ASSETS		304,896,759.95	246,970,107.19

Legal representative:	Person in charge of accounting:	Person in charge of financial function:

BALANCE SHEET (CONTINUED)
AS AT 30 SEPTEMBER 2007
[English Translation ]

Prepared by: Suichang County Jiulongshan Hydroelectric Development Co., Ltd.			In RMB Yuan
LIABILITIES AND SHAREHOLDERS' EQUITY	NOTES	2007.09.30	2007.01.01

CURRENT LIABILITIES
Short-term loans		—	—
Notes payable		—	—
Accounts payable		—	—
Advances from customers		—	—
Accrued payroll			650,000.00
Welfare benefits payable		321,458.00	274,541.00
Dividends payable
Taxes payable	4.4	113,237.00	1,080.00
Other levies payable
Other payables	4.5	9,462,064.95	6,044,486.19
Accrued expenses		—	—
Accrued liabilities		—	—
Deferred revenue		—	—
Long-term liabilities due within one year		—	—

Other current liabilities		—	—
Total current liabilities		9,896,759.95	6,970,107.19
LONG-TERM LIABILITIES		—	—
Long-term loans	4.6	205,000,000.00	150,000,000.00
Debentures payable		—	—
Payables due after one year		—	—
Government grants payable		—	—
Other long-term payables		—	—

Total long-term liabilities		205,000,000.00	150,000,000.00
DEFERRED TAXES		—	—
Deferred tax credits		—	—
TOTAL LIABILITIES		214,896,759.95	156,970,107.19

SHAREHOLDERS’ EQUITY		—	—
Paid-in capital	4.7	90,000,000.00	90,000,000.00
Capital surplus		—	—
Surplus reserve		—	—
including: welfare fund		—	—
Undistributed profits		—	—

Total shareholders’ equity		90,000,000.00	90,000,000.00
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		304,896,759.95	246,970,107.19

Legal representative:	Person in charge of accounting:	Person in charge of financial function:

THE PROFIT AND STATEMENT OF PROFIT DISTRIBUTION
FOR THE PERIOD FROM JANUARY TO SEPTEMBER 2007
[English Translation ]

Prepared by: Suichang County Jiulongshan Hydroelectric Development Co., Ltd.	In RMB Yuan

Items	NOTES	2007.01 — 2007.09	2006.01 — 2006.12
Revenues from main operations		—	—
Less: Cost of main operations		—	—
Tax and levies on main operations		—	—
Profit from main operations(loss is expressed in “—”)		—	—
Add: Profit from other operations(loss is expressed in “—”)		—	—
Less: Selling expenses		—	—
General and administrative expenses		—	—
Financial expenses		—	—
Operating profit (loss is expressed in “—”)		—	—
Add: Income from investment(loss is expressed in “—”)		—	—
Subsidy income		—	—
Non-operating income		—	—
Less: Non-operating expenses		—	—
Total Profit (loss is expressed in “—”)		—	—
Less: Income tax		—	—
		—	—
Net profit (loss is expressed in “—”)		—	—
Add: Undistributed profit at beginning of the year		—	—
Other transferred-in fund		—	—
Distributed profit		—	—
Less: withdraw statutory surplus reserve		—	—
withdraw statutory public welfare fund		—	—
Undistributed profit		—	—

Legal representative:	Person in charge of accounting :	Person in charge of financial function:

3

The Notes of Financial Statement of Suichang County Jiulongshan Hydroelectric Development Co., Ltd. on Sep, 30th, 2007
Notes of Financial Statements
(If there is no special explanation, the notes use yuan as monetary unit)
I.     The company’s basic information
Suichang County Jiulongshan Hydroelectric Development Co., Ltd. (hereinafter refered to as “the company”) was invested and established by Zhejiang Guangsha Hydroelectric Development LLC., Zhejiang Guangning Hydroelectric Development Co., Ltd. and Lishui Nanfang Hydroelectric Development Co., Ltd.. It registered in Suichang Administration for Industry and Commerce on Nov. 22nd, 2001 and obtained the business license of enterprise legal person. The registration No. is 3325271001120.
At the beginning of the establishment, the company’s registered capital was 1.5 million yuan. The shareholders and the investment amount were as follows:

	investment	Holding
shareholders	amount	proportion
Zhejiang Guangsha Hydroelectric Development LLC.	975,000.00	65%
Zhejiang Guangning Hydroelectric Development Co., Ltd.	300,000.00	20%
Lishui Nanfang Hydroelectric Development Co., Ltd.	225,000.00	15%
Total	1,500,000.00	100%
On Nov. 10th, 2003, the company’s shareholders performed capital increase. After that, the registered capital was 25 million yuan. The shareholders and the investment amount were as follows:

	investment	Holding
shareholders	amount	proportion
Zhejiang Guangsha Hydroelectric Development LLC.	16,250,000.00	65%
Zhejiang Guangning Hydroelectric Development Co., Ltd.	5,000,000.00	20%
Lishui Nanfang Hydroelectric Development Co., Ltd.	3,750,000.00	15%
Total	25,000,000.00	100%

4

The Notes of Financial Statement of Suichang County Jiulongshan Hydroelectric Development Co., Ltd. on Sep, 30th, 2007
On April 16th, 2004, the company’s shareholders performed capital increase. After that, the registered capital was 50 million yuan. The shareholders and the investment amount were as follows:

	investment	Holding
shareholders	amount	proportion
Zhejiang Guangsha Hydroelectric Development LLC.	32,500,000.00	65%
Zhejiang Guangning Hydroelectric Development Co., Ltd.	10,000,000.00	20%
Lishui Nanfang Hydroelectric Development Co., Ltd.	7,500,000.00	15%
Total	50,000,000.00	100%
On June 3rd, 2005, the company’s shareholders performed capital increase. After that, the registered capital was 70 million yuan. The shareholders and the investment amount were as follows:

	investment	Holding
shareholders	amount	proportion
Zhejiang Guangsha Hydroelectric Development LLC.	45,500,000.00	65%
Zhejiang Guangning Hydroelectric Development Co., Ltd.	14,000,000.00	20%
Lishui Nanfang Hydroelectric Development Co., Ltd.	10,500,000.00	15%
Total	70,000,000.00	100%
According to the decision of board of shareholders and the share transfer agreement on July 18th, 2005, the shareholder, Lishui Nanfang Hydroelectric Development Co., Ltd., transferred its 10% equity to Zhejiang Guangsha Hydroelectric Development LLC., and 5% to Zhejiang Guangning Hydroelectric Development Co., Ltd.. Thus the capital increased to 90 million yuan. The shareholders and the investment amount were as follows:

	investment	Holding
shareholders	amount	proportion
Zhejiang Guangsha Hydroelectric Development LLC.	67,500,000.00	75%
Zhejiang Guangning Hydroelectric Development Co., Ltd.	22,500,000.00	25%
Total	90,000,000.00	100%

5

The Notes of Financial Statement of Suichang County Jiulongshan Hydroelectric Development Co., Ltd. on Sep, 30th, 2007
According to the decision of board of shareholders and the share transfer agreement on March 12th, 2007, the shareholder, Zhejiang Guangsha Hydroelectric Development LLC, changed its name into Zhejiang Guangsha Hydroelectric Investment Co., Ltd., and Zhejiang Guangning Hydroelectric Development Co., Ltd. transferred all its 25% equity to Mr. Lu Chunliang. Up to Sep. 30th, 2007, the registered capital was 90 million yuan. The shareholders and the investment amount were as follows:

	investment	Holding
shareholders	amount	proportion
Zhejiang Guangsha Hydroelectric Investment Co., Ltd.	67,500,000.00	75%
Lu Chunliang	22,500,000.00	25%
Total	90,000,000.00	100%
Registered address: Nanmen Road 30#, Miaogao Town;
Legal representative: Lu Chunliang;
Business Scope: water resource development, generation and distribution of electrical energy; water supply, hardware, electromechanical products(not including cars); purchase and sale of chemicals(except for dangerous goods), building materials, farm and sideline products(except for cotton, pod and tobacco leaf).
The company is still under construction, and have not been put into formal operation.
II. Major accounting policy and accounting estimates
1.	Accounting standards and accounting systems

The company implements the Accounting Standards for Business Enterprises and Accounting Systems of Enterprises issued by the Ministry of Finance.

2.	Financial year

The financial year means a calendar year starting on January 1 and ending on December 31.

3.	Standard money

The standard money is Renminbi (RMB).

4.	Accounting base and pricing principles

6

The Notes of Financial Statement of Suichang County Jiulongshan Hydroelectric Development Co., Ltd. on Sep, 30th, 2007
The company adopts the accrual basis as accounting base, and the pricing principle is based on the historical cost.

5.	Validation criteria for cash equivalent

Cash equivalent means those investments featuring short term (generally due within 3 months from purchase date), high mobility, easy to change into cash, and low value disturbance.

6.	Entry method of bad debt loss for the account receivable
(1)	Bad debt validation criteria: a. the debtor goes into liquidation or death, and his liquidated property and heritage cannot cover the all the debts; b. the debtor fails to perform its repayment obligations overdue and it’s obvious that the debt is unable to be repaid.

(2)	The entry method of bad debt loss: allowance method is used for reckoning the bad debt loss. By the end of each year, the company will draw 5% of the balance for bad debts to the receivables (including account receivable and other receivables) after deducting the incoming and outgoing of the related parties and funds of disbursement.
For those accounts receivable featuring conclusive evidence of the obvious difference of repayment, individual recognizing method is used to draw bad debt provision.

7.	Fixed assets pricing and depreciation method
(1)	Validation criteria for fixed assets: the fixed assets concurrently feature the following characteristics: 1. tangible assets; 2. high unit value; 3. service life is more than one year; 4. purchased for the purposes of production, offering labour services, lease or operation management.

(2)	The fixed assets pricing and depreciation method: the fixed asset is booked at the actual cost of procurement, and depreciated according to straight-line method from the next month after reaching the serviceable conditions.

The salvage value rate, depreciation life and annual depreciation rate of all kinds of fixed assets:

	salvage	Depreciation	Annual
Fixed assets group	value rate	life	depreciation rate (%)
Buildings and structures	3%	20-30	3.23%—4.85%

7

The Notes of Financial Statement of Suichang County Jiulongshan Hydroelectric Development Co., Ltd. on Sep, 30th, 2007

	salvage	Depreciation	Annual
Fixed assets group	value rate	life	depreciation rate (%)
General-purpose equipment	3%	8	12.13%
Special-purpose equipment	3%	20-25	3.88%-4.85%
Vehicles	3%	10	9.70%
(3)	The validation criteria and provision method for the depreciation provision of fixed assets: by the end of each year, the company will inspect all the fixed assets. If the following factors are found, including continual downslide of market price, technical obsolescence, damage or long-term idling, then the recoverable amount is evaluated for the fixed assets so as to check whether the fixed asset is devaluated or not. If the recoverable amount is lower than the book value of the fixed assets, then the depreciation provision is drawn as the difference between the recoverable amount and the book value.
8.	The accounting method for project under construction
(1)	The project under construction adopts actual cost accounting. The Company project under construction is divided into construction project investment, installation work investment, equipment investment, miscellaneous investment and prepaid and deferred expenses investment.

For exterior product sales formed in the trial run process before reaching prearranged serviceable condition of project under construction, its generated cost is counted into the cost of project under construction, when it is sold or turned into commodity stocks; the engineering cost is subtracted according to effective sales income or according to predicted sales price.

From the date of the built project reaching prearranged serviceable condition, according to project budget, cost or project actual cost, appraisal value is turned into fixed assets. The fixed assets depreciation is provided according to prescription of depreciation of fixed assets provision.

8

The Notes of Financial Statement of Suichang County Jiulongshan Hydroelectric Development Co., Ltd. on Sep, 30th, 2007
(2)	The depreciation preparation for project under construction: the Company inspected the project under construction in terminal and estimated receivable sum of various project under construction. If there is any evidence indicating that the project under construction induced depreciation, the provision of project under construction depreciation preparation is made according to depreciation sum.
9.	Accounting process for borrowing cost

If the company’s generant borrowing cost can be directly categorized under conforming to capitalization condition assets, it should be capitalization and be counted in the related assets cost. For miscellaneous borrowing cost, it should be confirmed as expense according to its sum and be counted in the profit and loss in the current period.

10.	Validation criteria for revenue

The operating revenues of the company are mainly power generation revenue. The validation criteria for revenue are as follows:
(1)	The major risk and remuneration of the ownership are transferred to the buyers;

(2)	The company neither keeps the ownership-related management right, nor implements effective control on the sold goods;

(3)	The correlative economic benefits are likely to flow in the company;

(4)	The amount of revenue can be measured reliably;
The accounting treatment method of the corporate income tax is taxes payable method.
III. Major taxes
As the company is still under construction, it does not have authentication for various taxes.
IV. Notes on the financial statement’s main items
1.	Monetary Resources

9

The Notes of Financial Statement of Suichang County Jiulongshan Hydroelectric Development Co., Ltd. on Sep, 30th, 2007

		Opening amount of the
Items	Closing amount	year
Cash	1,764.89	1,315.32
Bank deposits	219,353.24	295,158.84

Total	221,118.13	296,474.16

2. Other receivables
(1)	Duration of other receivables is as follows:

	Closing amount		Opening amount of the year
			Balance at the
		Provision for	beginning of the	Provision for
Duration	Closing balance	Bad Debts	year	Bad Debts
Within 1 year	23,509,440.71	0.00	39,653,050.96	0.00
1-2 years	20,500.00	0.00	5,500.00	0.00
2-3 years	3,000.00	0.00	50,000.00	0.00
More than 3 years	50,000.00	0.00		0.00

Total	23,582,940.71	0.00	39,708,550.96	0.00

(2)	Other receivables’ details:

Name	Business description	Amounts	Remarks
Guangsha Hydroelectric Investment Co., Ltd.	Incomings and outgoings	22,982,747.71	Majority shareholders
Water Resources Bureau of Suichang County	Deposit	50,000.00
Suichang Shuangyuan Hydroelectric Company	Construction costs	500,000.00
Lishui Bowei Vehicle Repair	repair charge	693.00
Liu Jianxiang	Fund of disbursement	2,000.00
Chen Xiangliang	Fund of disbursement	3,000.00
Chen Shijin	Fund of disbursement	3,000.00
Yin Lichang	Fund of disbursement	500.00
Li Qingshan	Fund of disbursement	500.00
Zhou Yueming	Fund of disbursement	20,000.00
Zheng Wuxiong	Fund of disbursement	5,000.00
Li Weiming	Fund of disbursement	15,000.00
Wang Jianchun	Fund of disbursement	500.00
Total		23,582,940.71

10

The Notes of Financial Statement of Suichang County Jiulongshan Hydroelectric Development Co., Ltd. on Sep, 30th, 2007
(3) As the company is under construction, the bad debt reserve has not been set up on the current fund.
3. Projects under construction

				Amount of
	Budge			fixed assets
	tamount			transfered in	Amount of			Inputs to the
	(10 thousand	Opening amount of	Increase of	at current	other		funds	work account in
project Name	yuan)	the year	current period	period	decrease	Closing amount	Source	budget
Jiulongshan Hydroelectric project	46,100	206,965,082.07	74,127,619.04	0.00	0.00	281,092,701.11	Self-financing	60%
Thereinto: investment of construction project		98,168,326.14	36,562,122.21	0.00	0.00	134,730,448.35
Investment of equipment		2,696,520.00	7,915,850.00	0.00	0.00	10,612,370.00
Investment of installation project		60,000.00	590,000.00	0.00	0.00	650,000.00
Investment of deferred expenses		105,744,226.93	29,050,446.83	0.00	0.00	134.794.673.76
Investment of other project		296,009.00	9,200.00	0.00	0.00	305,209.00
Total		206,965,082.07	74,127,619.04	0.00	0.00	281,092,701.11
Thereinto: capitalized interest		10,841,650.89	12,204,540.26	0.00	0.00	23,046,191.15
(1) Prepaid compensation of Suichang County Jiulongshan Hydroelectric Co., Ltd. policy office inundated or field requisition in investment of deferred expenses are 34,456,719.58 yuan, thereinto incomings and outgoings are 29,975,000.00 yuan.
(2) The company did not estimate the steels and cements purchased but unliquidated.
4. Taxes payable

		Opening amount of the
Taxes	Closing amount	year
Individual income tax	113,237.00	1,080.00

Total	113,237.00	1,080.00

5. Other accounts payable

Items	Closing balance	Fund description
Shanghai Zhaoyin	30,000.00	Project margins
Chongqing Xinshiji	100,000.00	Project margins
Shanghai Zhaoyin Electric Power Equipment Company	100,000.00	Project margins
Workers raised funds	1,520,000.00	Workers raised funds

11

The Notes of Financial Statement of Suichang County Jiulongshan Hydroelectric Development Co., Ltd. on Sep, 30th, 2007

Items	Closing balance	Fund description
Final payment of retaining wall (Zheng Yingyi)	0.60	Construction costs
Zheng Yingyi	11,473.15	Construction costs
Li Yirong	26,915.20	Construction costs of retaining wall
Policy Office	5,000.00	Policy outlays
Wu Linxiang	2,905.92	Construction costs of retaining wall
Wu Lingsheng	0.03	Construction costs of retaining wall
Shanghai Zhengji Device Company	100,000.00	Project margins
Hangzhou Guorui Electric Power Company	30,000.00	Project margins
Huzhou Zhengdao Hosting Machinery Company	60,450.00	Project margins
Hydroelectric Building Machinery Co., Ltd. Of Zhengjiang Province	135,000.00	Project margins
Nanjing Nari Automatization Control Co., Ltd.	188,000.00	Project margins
Jiangshan Transformer Factory	150,000.00	Project margins
Field requisition cost	2,435,100.00	Field requisition costs
Tunnel Engineering Company of the Province	800,000.00	deposits
The 3rd Geology and Mineral Engineer Company of the Province	1,200,000.00	deposits
Jinhua Shuntai Hydroelectric Engineer Company	1,200,000.00	deposits
Fujian Nanping Nandian Hydroelectric Equipment Manufacture Co., Ltd.	1,123,000.00	deposits
Endowment insurance	169,566.60
Industrial injury insurance	13,792.00
Labour union outlay	48,694.00
Education outlay	12,127.45
Mess hall	40.00	Mess subsidies of power station staffs

Total	9,462,064.95

2,435,100.00 yuan land requisition costs were returned by Suichang County Finance Bureau in March, 2007.
6. Long-term loans

		Balance at the beginning
Loan category	Closing balance	of the year
Guaranteed loans	205,000,000.00	150,000,000.00

Total	205,000,000.00	150,000,000.00

12

The Notes of Financial Statement of Suichang County Jiulongshan Hydroelectric Development Co., Ltd. on Sep, 30th, 2007
The guarantor of the guaranteed loans is Guangsha Building Group Co., Ltd..
7. Paid-up capital

	Opening amount of the year				Closing amount of the year
		Propor-	Increase of	Decrease of		Propor-
Investors	amounts	tion	the year	the year	amounts	tion
Zhejiang Guangsha Hydroelectric Investment Co., Ltd.	67,500,000.00	75%	0.00	0.00	67,500,000.00	75%
Zhejiang Guangning Hydroelectric Development Co., Ltd.	22,500,000.00	25%	0.00	22,500,000.00	0.00	0%
Lu Chunliang	0.00	0%	22,500,000.00	0.00	22,500,000.00	25%

Total	90,000,000.00	100%	22,500,000.00	22,500,000.00	90,000,000.00	100%

According to the decision of board of shareholders and the share transfer agreement on March 12th, 2007, Zhejiang Guangning Hydroelectric Development Co., Ltd. transferred all its 25% equity to Mr. Lu Chunliang.
V. Related parties relationships and their transactions
(I) Related parties relationships
1. Related parties which have controlling relationships

	Registered		Relationships with
Enterprise	addresses	Major businesses	the company	Economic character	Legal representative
Zhejiang Guangsha Hydroelectric Investment Co., Ltd.	Liqing Road 157-1#, Lishui City	Water resource development, etc.	Majority shareholders	Limited liability	Lu Chunliang
2. The registered capital and its changes by related parties which have controlling relationships

	Opening amount of	Increase of current	Decrease of current
Related parties’ name	the year	period	period	Closing amount
Zhejiang Guangsha Hydroelectric Investment Co., Ltd.	180,000,000.00	—	—	180,000,000.00
3. The stocks held by related parties which have controlling relationships and the changes

13

The Notes of Financial Statement of Suichang County Jiulongshan Hydroelectric Development Co., Ltd. on Sep, 30th, 2007

	The amount of shareholding		Holding proportion
	Opening amount of		Opening amount of
Related parties’ name	the year	Closing amount	the year	Closing amount
Zhejiang Guangsha Hydroelectric Investment Co., Ltd.	67,500,000.00	67,500,000.00	75%	75%
4. Related parties which have other relationships with the company

Related parties’ name	relationship
Guangsha Building Group Co., Ltd.	The same ultimate controller
Lu Chunliang	Shareholder of the company
(II) Related transaction
1. Paid 196,579.73 yuan management fee to Zhejiang Guangsha Hydroelectric Investment Co., Ltd. from Jan., 2007 to Sep., 2007
2. Acceptance of guarantee
The guarantor is Guangsha Building Group Co., Ltd.. Up to Sep. 30th, 2007, the guarantee amount accepted is 205 million yuan.
(3) Balance of related parties

			Opening amount
Related parties’ name	Categories	Closing amount	of the year
Zhejiang Guangsha Hydroelectric Investment Co., Ltd.	Other receivables	22,982,747.71	38,917,550.96
VI. Commitment matters
Up to the deadline of the report, we do not have commitment matters which should be disclosed.
VII. Contingencies
Up to the deadline of the report, we do not have contingencies which should be disclosed such as pending action, external guarantee, etc..
VIII. Other important matters

14

The Notes of Financial Statement of Suichang County Jiulongshan Hydroelectric Development Co., Ltd. on Sep, 30th, 2007
Up to the deadline of the report, China Hydroelectric Fund Beijing Management Company plans to purchase all the equity of the company. The correlative work is ongoing. Other than this, we do not need to explain other important matters.
IX. The subsequent events of the balance sheet
On Nov. 17th, 2007, Zhejiang Guangsha Hydroelectric Investment Co., Ltd. and Guangsha Building Group Co., Ltd. signed the share transfer agreement. Zhejiang Guangsha Hydroelectric Investment Co., Ltd. transferred its 75% equity to Guangsha Building Group Co., Ltd.. After that, the shareholders and the investment amount are as follows:

	investment	Holding
shareholder	amount	proportion
Guangsha Building Group Co., Ltd.	67,500,000.00	75%
Lu Chunliang	22,500,000.00	25%
Total	90,000,000.00	100%
Suichang County Jiulongshan Hydroelectric Development Co., Ltd.
Nov. 15th, 2007

15

Appendix 2 Index to information disclosed by the Transferors
Including but not limited to:
Enterprise Legal Person Business License
Enterprise Legal Person Business License (copy)
Amendments
Articles of Association
Amendments to Articles of Association
Amendments to Articles of Association
Amendments to Articles of Association
Amendments to Articles of Association
Sui Hui Suo Yan Zi (2001) No. 74 Capital Verification Report
Zhong Hui Suo Yan [2005] No.13 Capital Verification Report
Zhong Hui Suo Yan [2004] No.12 Capital Verification Report
Zhong Hui Suo Yan [2003] No. 18 Capital Verification Report
Minute of the company establishment and the first Shareholders’ Meeting Documents of the first Shareholders’ Meeting
Resolution of the first meeting of the first Board’s Meeting.
Documents of the first meeting of the first Board’s Meeting.
Documents of the second meeting of the Shareholders’ Meeting.
Documents of the second meeting of the first Board
Documents of the third Shareholders’ Meeting (Documents of the third meeting by the first Board)
Resolution of the Shareholders’ Meeting Capital Increase Agreement
Resolution of the Shareholders’ Meeting Capital Increase Agreement
Resolution of the Shareholders’ Meeting Capital Increase Agreement
Resolution of the Shareholders’ Meeting Equity Interest Transfer Agreement
Resolution of the Board of Directors
Resolution of the Supervisory Board
Resolution of the Shareholders’ Meeting Equity Interest Transfer Agreement
Resolution of the Shareholders’ Meeting Equity Interest Transfer Agreement
Tax Registration Certificate
Organization Code Certificate
Social Insurance Registration Certificate
Organization Code Certificate (Integrated Circuit Card)
Bank Accounts Sheet
Permit for Opening a Bank Account 3310-01810212
Enterprise Credit Grading Certificate
Enterprise Legal Person Business License with registration number: 3325001002885
Enterprise Legal Person Business License with registration number: 3325001002885
Resolution of the Shareholders’ Meeting of Zhejiang Guangsha Hydropower Investment Co., Ltd

1

Amendments to Articles of Association of Zhejiang Guangsha Hydropower Investment Co., Ltd
Zhejiang Development and Planning Commission, Notice of Project Initiation, [2002] No. 170
Zhejiang Development and Planning Commission, Approval on the Feasibility Study Report of Suichang County Zhougongyuan cascaded hydropower stations, Zhe Ji Ji Chu [2003] No. 824
Suichang County government, Approval on the Cascading Development Plan for Zhougongyuan Hydropower, Sui Zheng Fa [2001] No. 39
Zhejiang Water Resources Bureau, Approval on the Water and Soil Conservancy Plan for Zhougongyuan Cascaded Hydropower Stations, Zhe Shui Zheng [2003] No. 64
Zhejiang Water Resources Bureau, Reply to the Review Opinion on Suichang County Zhougongyuan cascaded hydropower stations Environmental Impact Report, Zhe Shi Ji [2003] No. 52
Suichang County Water Resources Bureau, Request for Reviewing Suichang County Zhougongyuan cascaded hydropower stations Environmental Impact Report, Sui Shui Li [2003] No. 59
Zhejiang Environmental Protection Bureau, Reply to the Review Opinion on Suichang County Zhougongyuan cascaded hydropower stations Environmental Impact Report, Zhe Huan Jian [2003] No. 157
Zhejiang Lishui Environmental Protection Bureau, Preliminary Opinion on Suichang County Zhougongyuan cascaded hydropower stations Environmental Impact Report, Li Huan Jian [2003] No. 120
Suichang County Environmental Protection Bureau, Preliminary Opinion on Suichang County Zhougongyuan cascaded hydropower stations Environmental Impact Report, Sui Huan Bao [2003] No. 28
Zhejiang Water Resources Bureau, Approval on Water Resources Argumentation Report of Zhougongyuan Cascaded Hydropower Stations, Zhe Shui Zheng [2003] No. 85
Application for Assessing Dangers in Geological Disasters of Construction Land
Zhejiang Development and Reform Commission, Approval on the Preliminary Design of Suichang County Zhougongyuan cascaded hydropower stations, Zhe Fa Gai She Ji [2004] No. 36
Zhejiang Forestry Survey and Design Institute, Feasibility Report on the Use of Forestry Land for Suichang County Zhougongyuan cascaded hydropower stations
Zhejiang Land and Resources Bureau, Preliminary Opinion on the Land Use in Suichang County Zhougongyuan cascaded hydropower stations, Zhe Tu Zi Yu [2003] No. 01
Sale Contract for State-owned Land Use Right GF-2000-2601
Construction Land Permit, Suichang County (2005)  Sui Tu Zi No. 002
Approval on the Use of Forestry Land, Lin Zi Lin Di Shen Zi (2004) No. 101
Application for Construction Land (Phase Two) for Suichang County Zhougongyuan cascaded hydropower stations, Sui Jiu Dian (2006) No. 14

2

Zhejiang Water Resources Bureau, Approval on the Construction of Water Introducing Tunnel for Suichang County Zhougongyuan cascaded hydropower stations, Zhe Shui Jian [2005] No. 32
Zhejiang Water Resources Bureau, Approval on the Construction of Suichang County Zhougongyuan cascaded hydropower stations, Zhe Shui Xu [2006] No. 16
Zhong Hui Suo Shen (2007) No. 18 Audit Report
Zhong Hui Suo Shen (2006) No. 11 Audit Report
Zhong Hui Suo Shen (2005) No. 2 Audit Report
Sep.30, 2007 Balance Sheet
Sep.30, 2007 Breakdown of other receivables
Sep.30, 2007 Breakdown of other amounts payable
Agreement for Investing in and Developing Suichang County Zhougongyuan cascaded hydropower stations
Songyang County Agricultural Bank of China Loan Contract (Lishui Songyang), Nong Yin Jie Zi [2005] No. 33101200500047542
Songyang County Agricultural Bank of China Loan Contract (2005) No. 33101200500047551
Guangsha Construction Co., Ltd provides guarantee for the above two loans, Guarantee Contract (Lishui Songyang) Nong Yin Bao Zi [2005] No. 33901200800000387
Lishui Mingzhu Sub-branch of Agricultural Bank of China, Loan Contract
Contract Number: 33101200600005626
Guarantee Contract
Contract Number: 33901201400000003
Lishui Branch of Agricultural Bank of China Loan Contract
Contract Number: 33101200600032812
Lishui Branch of Agricultural Bank of China Loan Contract
Contract Number: 33101200600032814
Guarantee Contract
Contract Number: 3390120100000005
Lishui Branch of Agricultural Bank of China Loan Contract
Contract Number: 33101200600035767
Guarantee Contract Contract Number: 33901201500000002, for the performance of the Loan Contract numbered 33101200600035767
Lishui Branch of Agricultural Bank of China Loan Contract
Contract Number: 33101200700005053
Lishui Branch of Agricultural Bank of China Loan Contract
Contract Number: 33101200700005057
Lishui Branch of Agricultural Bank of China Loan Contract
Contract Number: 33101200700005059
Guarantee Contract
Contract Number: 33901201200000006
Lishui Branch of Agricultural Bank of China Loan Contract

3

Contract Number: 33101200700033780
Guarantee Contract
Contract Number: 33901201300000010
Lishui Branch of Agricultural Bank of China Loan Contract
Contract Number: 33101200700034929
Guarantee Contract
Contract Number: 33901201500000005
Loan proof: 2 copies
Sale Contract for State-owned Land Use Right GF-2000-2601
Insurance List for construction projects No. 0206331102000901000003
Bank deposit receipt, invoices of China United Property Insurance Corporation Limited
Bid-inviting Contract for the Construction of Suichang County Zhougongyuan cascaded hydropower stations
Contract Account (one copy)

4

Appendix 3
Breakdown of Jiulongshan Bank Loans

By Sep.30,2007	Unit : RMB

No.	Lending Bank or Agency	Beginning Date	Expiry Date	Annual Rate	Currency	Amount	Guarantor	Note
1	Agricultural Bank of China, Lishui Mingzhu Sub-branch	2006.2.23	2011.8.20	7.344	RMB	4,000,000.00	Guangsha Construction Group Co., Ltd	Transfer from Mingzhu Sub-branch to the City ABC Business Department
1	Agricultural Bank of China, Lishui Mingzhu Sub-branch	2006.2.23	2012.8.20	7.344	RMB	15,000,000.00	Guangsha Construction Group Co., Ltd	Transfer from Mingzhu Sub-branch to the City ABC Business Department
1	Agricultural Bank of China, Lishui Mingzhu Sub-branch	2006.2.23	2013.8.20	7.344	RMB	15,000,000.00	Guangsha Construction Group Co., Ltd	Transfer from Mingzhu Sub-branch to the City ABC Business Department
1	Agricultural Bank of China, Lishui Mingzhu Sub-branch	2006.2.23	2014.8.20	7.344	RMB	16,000,000.00	Guangsha Construction Group Co., Ltd	Transfer from Mingzhu Sub-branch to the City ABC Business Department
2	Songyang Branch of Agricultural Bank of China	2005.10.19	2008.11.20	7.02	RMB	3,000,000.00	Guangsha Construction Group Co., Ltd
2	Songyang Branch of Agricultural Bank of China	2005.10.19	2009.05.20	7.02	RMB	3,000,000.00	Guangsha Construction Group Co., Ltd
2	Songyang Branch of Agricultural Bank of China	2005.10.19	2009.11.20	7.02	RMB	3,000,000.00	Guangsha Construction Group Co., Ltd
2	Songyang Branch of Agricultural Bank of China	2005.10.19	2010.05.20	7.02	RMB	6,000,000.00	Guangsha Construction Group Co., Ltd
2	Songyang Branch of Agricultural Bank of China	2005.10.19	2011.05.20	7.344	RMB	6,000,000.00	Guangsha Construction Group Co., Ltd
2	Songyang Branch of Agricultural Bank of China	2005.10.19	2012.05.20	7.344	RMB	6,000,000.00	Guangsha Construction Group Co., Ltd
2	Songyang Branch of Agricultural Bank of China	2005.10.19	2013.05.20	7.344	RMB	6,000,000.00	Guangsha Construction Group Co., Ltd
2	Songyang Branch of Agricultural Bank of China	2005.10.19	2014.05.20	7.344	RMB	7,000,000.00	Guangsha Construction Group Co., Ltd
2	Songyang Branch of Agricultural Bank of China	2005.10.19	2015.05.20	7.344	RMB	10,000,000.00	Guangsha Construction Group Co., Ltd
3	Lishui Agricultural Bank of China Operation Center	2006.8.16	2010.8.15	7.344	RMB	15,000,000.00	Guangsha Construction Group Co., Ltd
3	Lishui Agricultural Bank of China Operation Center	2006.8.16	2009.2.15	7.236	RMB	3,000,000.00	Guangsha Construction Group Co., Ltd
3	Lishui Agricultural Bank of China Operation Center	2006.8.16	2010.5.15	7.344	RMB	2,000,000.00	Guangsha Construction Group Co., Ltd
3	Lishui Agricultural Bank of China Operation Center	2006.8.16	2010.2.15	7.344	RMB	3,000,000.00	Guangsha Construction Group Co., Ltd
3	Lishui Agricultural Bank of China Operation Center	2006.8.16	2010.11.15	7.344	RMB	7,000,000.00	Guangsha Construction Group Co., Ltd
4	Lishui Agricultural Bank of China Operation Center	2006.9.8	2015.2.15	8.208	RMB	3,000,000.00	Guangsha Construction Group Co., Ltd
4	Lishui Agricultural Bank of China Operation Center	2006.9.8	2015.8.15	8.208	RMB	17,000,000.00	Guangsha Construction Group Co., Ltd
5	Lishui Agricultural Bank of China Operation Center	2007.2.5	2012.2.15	8.208	RMB	3,000,000.00	Guangsha Construction Group Co., Ltd
5	Lishui Agricultural Bank of China Operation Center	2007.2.5	2009.8.15	7.560	RMB	8,000,000.00	Guangsha Construction Group Co., Ltd
5	Lishui Agricultural Bank of China Operation Center	2007.2.5	2011.11.15	7.760	RMB	7,000,000.00	Guangsha Construction Group Co., Ltd
5	Lishui Agricultural Bank of China Operation Center	2007.2.5	2011.8.15	7.760	RMB	11,000,000.00	Guangsha Construction Group Co., Ltd
5	Lishui Agricultural Bank of China Operation Center	2007.2.5	2011.2.15	7.760	RMB	3,000,000.00	Guangsha Construction Group Co., Ltd
5	Lishui Agricultural Bank of China Operation Center	2007.2.5	2011.5.15	7.760	RMB	3,000,000.00	Guangsha Construction Group Co., Ltd
6	Lishui Agricultural Bank of China Operation Center	2007.8.20	2013.11.15	8.856	RMB	7,000,000.00	Guangsha Construction Group Co., Ltd
6	Lishui Agricultural Bank of China Operation Center	2007.8.20	2013.2.15	8.856	RMB	3,000,000.00	Guangsha Construction Group Co., Ltd
7	Lishui Agricultural Bank of China Operation Center	2007.8.29	2015.11.15	9.072	RMB	8,000,000.00	Guangsha Construction Group Co., Ltd
7	Lishui Agricultural Bank of China Operation Center	2007.8.29	2015.2.15	9.072	RMB	2,000,000.00	Guangsha Construction Group Co., Ltd
	Total					205,000,000.00

Appendix 4
Letter Of Guarantee
China Hydroelectric Corporation:
We hereby issue this Letter to you to provide a joint liability guarantee for all contractual obligations and maters under the “Formal Equity Interest Transfer Contract of Suichang County Jiulongshan Hydropower Development Co., Ltd” signed by CHC, Zhejiang Guangsha Construction Group Co., Ltd, and Lu Chunliang (hereinafter collectively referred to as “the Transferee”) on                     , 2007.
1. Guarantee Scope
The Guarantee’s scope is all contractual obligations and matters under the “Formal Equity Interest Transfer Contract of Suichang County Jiulongshan Hydropower Development Co., Ltd,” all payment obligations, liabilities for breach of contracts and compensation caused by the Transferee’s failure to perform any contractual obligations thereof, and the obligations and liabilities specified in Article 52 of Formal Equity Interest Transfer Contract of Suichang County Jiulongshan Hydropower Development Co., Ltd that should be assumed by Zhejiang Guangsha Hydropower Investment Co., Ltd.
2. Guarantee Term
It shall be two years from the expiration date of the performance of the contractual obligations and matters under the “Formal Equity Interest Transfer Contract of Suichang County Jiulongshan Hydropower Development Co., Ltd.”
3. Guarantee manner: Joint liability guarantee
4. Performance of the Guarantee obligations
If the Transferee fails to perform its contractual obligations and matters in accordance with the provisions of the Contract, CHC is entitled to request us to bear liability under the guarantee. We shall fulfill our obligations set out in this letter, within two (2) work days of receipt of your written notice affixed with your company seal, setting out our relevant contractual obligations, we will honor our payment obligations, our liability for breach of contractual provisions and remit the appropriate compensation.
5. Effective Date
This letter shall come into effect on the date when the legal representative or authorized representative signs and affixes our official business seal.

Guarantor: Guangsha Holding Venture Capital Co. Ltd

Signature of legal representative or authorized
representative (signed and Sealed)
                              , 2007

Suichang Jiulongshan Hydropower Development Co., Ltd.
Share Transfer Project
Assets Appraisal Report
JINGDUPINGBAOZI (2007) No.***
One volume only
Beijing Jingdu Assets Valuation Co., Ltd.
November 15, 2007

Suichang Jiulongshan Hydropower Development Co., Ltd. Share Transfer Project
Assets Appraisal Report
Beijing Jingdu Assets Valuation Co., Ltd.     3F, Scitech Plaza     Fax: 0086-10-65227608      1

Suichang Jiulongshan Hydropower Development Co., Ltd. Share Transfer Project
Assets Appraisal Report
Share Transfer Project by Suichang Jiulongshan
Hydropower Development Co., Ltd.
Abstract
JINGDUPINGBAOZI (2007) No.***
Beijing Jingdu Assets Valuation Co., Ltd. (hereinafter referred to as Jingdu Company) has been entrusted by China Hydroelectric Corporation and developed appraisal work for all shareholders’ equity value of Suichang Jiulongshan Hydropower Development Co., Ltd. (hereinafter referred to as “Jiulongshan Hydroelectric Development Company) on the appraisal base day.
Appraisal objectives: Because China Hydroelectric Corporation planed to purchase all stock rights of Jiulongshan Hydropower Development Company, the Jingdu Company accepted its entrustment and developed value appraisal for all shareholders’ equity of Jiulongshan Hydropower Development Company on the appraisal base day and supplied references for the aforementioned economic behavior.
The appraisal base day is September 30, 2007.
Appraisal Subject is all shareholders’ equity of Jiulongshan Hydropower Development Company. The net assets nominal value of the Jiulongshan Company on appraisal base day is RMB 90 Million.
Appraisal method: Income approach.
Value type: the value type of the appraisal is investment value. The investment value is the assets possessed value for special investors with investment objective or certain of investors.
Beijing Jingdu Assets Valuation Co., Ltd.     3F, Scitech Plaza     Fax: 0086-10-65227608      2

Suichang Jiulongshan Hydropower Development Co., Ltd. Share Transfer Project
Assets Appraisal Report
Referring to relevant data provided by the appraised enterprise, the appraisers have carried out necessary appraisal procedures including the verification, inquiry and data collection for property right, obligation and operation status, the investigation, analyses and judgment for the market environment and state of operation, financial status, and future development status for appraised enterprise according to national provisions concerning assets appraisal, at the same time complying with principles of independence, objectivity and impartial. Also, according to the effective price data on the appraisal base day, the fair value of the entrusted assets on the appraisal base day has been reflected objectively.
Till September 30, 2007, the appraisal base day expiration, through adopting income approach appraisal, the entity value appraisal value of the Jiulongshan Hydropower Development Company is RMB 428.7616 Million. And all shareholders’ equity appraisal value is RMB 222.2416 Million.
Appraisal conclusions are drawn on some assumptions and restrictive conditions, so it is hereby noted that the report user shall pay attention to the legal ownership explanation of the entrusted assets as well as influences on appraisal conclusions and trade pricing generated by these assumptions and restrictions.
This appraisal report will be valid for one year, namely, from September 30, 2007 to September 29, 2008.
The aforesaid content is picked from the asset appraisal report. To learn the comprehensive information of the appraisal report, please earnestly read the full text of this asset appraisal report. If any questions, take the Chinese version as criterion.
The use right of the appraisal report belongs to entrusting party. Without the permission of the entrusting party, the organization can’t supply or publicize the report. For any miscellaneous purposes, or somebody else presented and mastered the report, the appraisal organization will neither admit nor take on any responsibility, without the written approval of Jingdu.
Beijing Jingdu Assets Valuation Co., Ltd.     3F, Scitech Plaza     Fax: 0086-10-65227608      3

Suichang Jiulongshan Hydropower Development Co., Ltd. Share Transfer Project
Assets Appraisal Report
(No text in this passage)
Assets Appraisal Institution: Beijing Jing Du Assets Valuation Company Ltd.
Legal Representative of Assets Appraisal Institution: Jiang Jianying
China Certified Public Valuer: Wang Ri
China Certified Public Valuer: Sun Chaohui
November 15, 2007
Beijing Jingdu Assets Valuation Co., Ltd.     3F, Scitech Plaza     Fax: 0086-10-65227608      4

Suichang Jiulongshan Hydropower Development Co., Ltd. Share Transfer Project
Assets Appraisal Report
Suichang Jiulongshan Hydropower Development Co., Ltd.
Share Transfer Project
Assets Appraisal Report
JINGDUPINGBAOZI (2007) No.***
Beijing Jingdu Assets Valuation Co., Ltd. (hereinafter referred to as Jingdu Company) has been entrusted by China Hydroelectric Corporation and developed appraisal work for all shareholders’ equity value of Suichang Jiulongshan Hydropower Development Co., Ltd. (hereinafter referred to as “Jiulongshan Hydroelectric Development Company) on the appraisal base day, according to relevant provisions on assets appraisal and guided by the principle of independence, impersonality, fairness and scientificness. The appraisers of Jingdu Company verified, inquired and collected data of the property right, obligation and operation status for entrusted assets according to necessary appraisal procedures. The market environment of the appraised enterprise is investigated. The investigation, analyses and judgments are carried out for the state of operation, financial status and forthcoming development of the appraised enterprise. The fair value of the entrusted assets on September 30, 2007 has been reflected objectively. The assets appraisal conditions and results are reported as follows:
I. Entrusting Party and Other Appraisal Report Users
The entrusting party of the appraisal project is China Hydroelectric Corporation. China Hydroelectric Corporation planed to purchase all stock rights of Jiulongshan Hydropower Development Company. Except the entrusting party, the proceeding involved related parties will use the report.
Beijing Jingdu Assets Valuation Co., Ltd.     3F, Scitech Plaza     Fax: 0086-10-65227608      5

Suichang Jiulongshan Hydropower Development Co., Ltd. Share Transfer Project
Assets Appraisal Report
II. Basic Information and Financial Status of the Appraised Enterprise
The appraised enterprise of the project is Jiulongshan Hydropower Development Company.
1.	Company name: Suichang Jiulongshan Hydropower Development Co., Ltd. (hereinafter referred to as “Jiulongshan Hydroelectric Development Company)
Address: Nanmen Road No. 30, Miaogao Town

Registered Capital: RMB 90 million

Paid-up Capital: RMB 90 million

Company Type: Company with Limited Liability

Legal Representative: Lu Chunliang

Operation Period: from November 22, 2001 to November 21, 2031
Business Scope: water resource development, generation and distribution of electrical energy, the purchase and sale of water supply, hardware, electro mechanic (exclusive of cars), chemicals(except for dangerous goods), building materials, purchasing and salving of subsidiary agricultural products(except tea, pod and cotton)
2.	History evolution

Jiulongshan Hydroelectric Development Co., Ltd. was established on November 21, 2001 by Zhejiang Guangsha Hydroelectric Development Co., Ltd., Zhejiang Guangning Hydroelectric Development Co., Ltd. and Lishui Nanfang Hydroelectric Development Co., Ltd. They respectively invested 975,000.00 yuan (account for 65% of the registered capital), 300,000.00 yuan (account for 20% of the registered capital) and 225,000.00 yuan (account for 15% of the registered capital). The total registered capital was 1.5 million yuan. On November 10, 2003, the company increased its registered capital to 25 million yuan.
Beijing Jingdu Assets Valuation Co., Ltd.     3F, Scitech Plaza     Fax: 0086-10-65227608      6

Suichang Jiulongshan Hydropower Development Co., Ltd. Share Transfer Project
Assets Appraisal Report
There among, Zhejiang Guangsha Hydroelectric Development Co., Ltd. invested 4.275 million yuan in currencies and 11 million yuan in form of debt-for-equity swap; Zhejiang Guangning Hydroelectric Development Co., Ltd. invested 4.7 million yuan in currencies; Lishui Nanfang Hydroelectric Development Co., Ltd. invested 3.525 million yuan in currencies. After the capital increase, the company’s total registered capital was 25 million yuan, of which the totally contributed capital of Zhejiang Guangsha Hydroelectric Development Co., Ltd. was 16.25 million yuan (account for 65% of the registered capital), the totally contributed capital of Zhejiang Guangning Hydroelectric Development Co., Ltd. was 5 million yuan (account for 20% of the registered capital) and the totally contributed capital of Lishui Nanfang Hydroelectric Development Co., Ltd. was 3.75 million yuan (account for 15% of the registered capital).

On April 16, 2004, Jiulongshan Hydroelectric Development Co., Ltd. increased its registered capital to 50 million yuan. All of the three shareholders invested in currencies. After the capital increase, the totally contributed capital of Zhejiang Guangsha Hydroelectric Development Co., Ltd. was 32.5 million yuan (account for 65% of the registered capital); the totally contributed capital of Zhejiang Guangning Hydroelectric Development Co., Ltd. was 10 million yuan (account for 20% of the registered capital); and the totally contributed capital of Lishui Nanfang Hydroelectric Development Co., Ltd. was 7.5 million yuan. The company’s total amount of the registered capital was 50 million yuan.

On May 20, 2005, the company increased its registered capital to 70 million yuan. There among, Zhejiang Guangsha Hydroelectric Development Co., Ltd. invested 13 million yuan in currencies; Zhejiang Guangning Hydroelectric Development Co., Ltd. invested 4 million yuan in currencies; and Lishui Nanfang Hydroelectric Development Co., Ltd. invested 3 million yuan in currencies. After the capital increase, the totally contributed capital of Zhejiang Guangsha Hydroelectric Development Co., Ltd was 45.5 million yuan (account for 65% of the registered capital); the totally contributed
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capital of Zhejiang Guangning Hydroelectric Development Co., Ltd. was 14 million yuan (account for 20% of the registered capital); and the totally contributed capital of Lishui Nanfang Hydroelectric Development Co., Ltd. was 10.5 million yuan (account for 15% of the registered capital). The total amount of the registered capital was 70 million yuan.

On July 26, 2005, the company increased its registered capital by 20 million yuan. The registered capital was increased from 70 million yuan to 90 million yuan. There among, Zhejiang Guangsha Hydroelectric Development Co., Ltd. increased investment by 15 million yuan and Zhejiang Guangning Hydroelectric Development Co., Ltd. increased investment by 5 million yuan both in currencies. Meanwhile, Lishui Nanfang Hydroelectric Development Co., Ltd. transferred 2/3 of its interests of Jiulongshan Hydroelectric Development Co., Ltd. to Zhejiang Guangsha Hydroelectric Development Co., Ltd., which amount to 7 million yuan (account for 10% of the registered capital), and transferred 1/3 of the interests to Zhejiang Guangning Hydroelectric Development Co., Ltd., which amount to 3.5 million yuan (account for 5% of the registered capital). After the transformation, the totally contributed capital of Zhejiang Guangsha Hydroelectric Development Co., Ltd. was 67.5 million yuan (account for 75% of the registered capital); the totally contributed capital of Zhejiang Guangning Hydroelectric Development Co., Ltd. was 22.5 million yuan (account for 25% of the registered capital); while Lishui Nanfang Hydroelectric Development Co., Ltd. was no longer a shareholder of Jiulongshan Hydroelectric Development Co., Ltd..

On March 12, 2007, the company adopted the resolution of the board of directors that Zhejiang Guangning Hydroelectric Development Co., Ltd. transferred its 25% of its interests of Jiulongshan Hydroelectric Development Co., Ltd. to Mr. Lu Chunliang, which amount to 22.5 million yuan. After the interests transfer, Zhejiang Guangning Hydroelectric Development Co., Ltd. was no longer a shareholder of Jiulongshan Hydroelectric Development Co., Ltd.; Zhejiang Guangsha Hydroelectric Investment Co., Ltd. owned 75% interests of Jiulongshan Hydroelectric
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Development Co., Ltd. which amount to 67.5 million yuan; Mr. Lu Chunliang owned 25% interests of Jiulongshan Hydroelectric Development Co., Ltd. which amount to 22.5 million yuan. On September 10, 2007, the company adopted the resolution of board of shareholders to agree the internal transfer of the contributed capital. Shareholder Mr. Lu Chunliang transferred the 25% interests to Zhejiang Guangsha Hydroelectric Investment LLC., which amount to 22.5 million yuan. After the interests transfer, Mr. Lu Chunliang was no longer a shareholder of Jiulongshan Hydroelectric Development Co., Ltd.; Zhejiang Hydroelectric Investment Co., Ltd. owned 100% interests of Jiulongshan Hydroelectric Development Co., Ltd., which amount to 90 million yuan.

Zhougongyuan Hydropower Station is the main assets.

Zhougongyuan hydroelectric station is located in Suichang County, Zhejiang Province, on the branch of Wuxi River, Zhougongyuan. It has 3 cascade hydroelectric stations.

This station is a cascade hydroelectric station. The first hydroelectric station’s dam is about 92 kilometers from Suichang County, located in Zhedaikou Country. The drainage area controlled above this dam is 162km2 with a maximum reservoir capacity of 21.47 million m3 and the installed capacity of electric system is 25 MW. Besides these, there are five trans basin diversion headrace systems, of which the pilot area of 11.5km2 is directly piloted into the mountain stone pit of the reservoir; the pilot area of 6.8km2 is piloted into the broken stone pit; while pilot area of Yangmuyuan headrace system is 23.7km2, Luohanyuan headrace system 17km2, Xiaoyang pit headrace system 3.85km2. The dam is a concrete parabolic double curvature arch dam; the normal pool level is 472 meters with the maximum height of dam of 54 meters. The power generation intake is on the right bank from the dam’s upper reaches 1.5km. There is a pipe bridge across the broken stone pit and Luohanyuan branch. The tunnel’s horizontal projection is totally 8.8km long. The factory is located on the upper reaches of the Hebei Village, 2.0km from Huangshayao Town. The
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designing tail water level is 340.0m. At present, the project of the first hydroelectric station’s barrage has not jet completed; pilot tunnel project has almost completed; the power house is under construction and in the stage of main body concrete placement and basic facility placement; most of the tail water project has completed.

The second hydroelectric station’s dam is about 78 kilometers from Suichang County, located in Shangding Country. The drainage area controlled above this dam is 269km2 with a maximum reservoir capacity of 1.58 million m3 and the installed capacity of electric system is 12.6 MW. The dam is a concrete checkgate; the normal pool level is 340.0m with the maximum height of dam of 17.8m. The tunnel’s horizontal projection is totally 4.0km long. The factory is located on the lower reaches of the Dingyutan Village; designing tail water level is 290.0m. At present, the second hydroelectric station’s barrage has not jet completed; pilot tunnel project has almost completed; the power house is under construction and in the stage of main body concrete placement and basic facility placement; most of the tail water project has completed.

The third hydroelectric station’s dam is about 7 kilometers from the second dam, located in Changqiu Village. The drainage area controlled above this dam is 336.4km2 with a maximun reservoir capacity of 0.55 million m3 and the installed capacity of electric system is 16 MW. The dam is a concrete weir shutter dam, the normal pool level is 290.0 meters with the maximum height of dam of 17.7 meters. The power generation intake is on the right bank from the dam’s upper reaches 20 meters. The tunnel’s horizontal projection is totally 7.2km long. The factory is located in Shijiao. The designing tail water level is 226.0m. At present, the project of the third hydroelectric station’s barrage has not jet completed; pilot tunnel project has not jet completed; the power house is under construction and in the stage of groundwork; the tail water project has not jet completed.

In July, 2001, “Zhougongyuan Hydropower Cascade Development Planning Report”, which prepared by Zhejiang Design Institute of Water Conservancy
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and Hydroelectric Power (ZDWP), passed the censor of Lishui Water Resources & Hydropower Engineering Bureau. In September of the same year, People’s Government of Suichang County issued (2001) No.39 File and agreed “Zhougongyuan Hydropower Cascade Development Planning Report”. On November 29, 2001, the company signed “Invest and Develop Project Agreement of Suichang County Zhougongyuan Cascade Hydroelectric Station” with People’s Government of Suichang County, Zhejiang Province. On October 17, 2003, the company got the “Response of Feasibility Study Report of Suichang County Zhougongyuan Cascade Hydroelectric Station” and on February 16, 2004, the company got the “Response of Preliminary Planning of the Project of Suichang County Zhougongyuan Cascade Hydroelectric Station”. The project started in April, 2005. The total time limit for a project is 3.5 years and now is a construction in process. Zhougongyuan Cascade Hydroelectric Station is three levels and the total installed capacity of electric system is 53.6MW, the first hydroelectric station is 2×12.5MW, the second hydroelectric station is 2×6.3MW and the third hydroelectric station is 2×8MW. The guarantee power is total 4530KW (P=90%). The average of electricity power is 130.1 million KW.h
3.	Enterprise’s financial position

The assets and liabilities of Jiulongshan Hydropower Development Co. Ltd. in recent three years are as follows:

	unit: RMB 10 thousand

Item	2004	2005	2006	Sep. 30, 2007
Total assets	5,339.34	14,725.10	24,697.01	30,489.68
Liabilities	339.34	5,725.10	15,697.01	21,489.68
Net assets	5,000.00	9,000.00	9,000.00	9,000.00
Jiulongshan Hydroelectric Development Co., Ltd. was in the construction stage for Zhougongyuan Cascade Hydroelectric Station from 2004 — 2006 and do not have
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any business activities. The annual audit of Jiulongshan Hydroelectric Development Co., Ltd. in 2004, 2005 and 2006 was done by Zhejiang Suichang Public League CPAs Firm, and respectively issued audit report with clean audit opinion, ZHONGHUISUOSHEN [2005] No. 2, ZHONGHUISUOSHEN [2006] No. 11, ZHONGHUISUOSHEN [2007] No. 18. The audit report considered that the company finacial statements conformed to the prescription of Accounting Standard for Business Enterprises and Accounting System of the Small enterprises. It reflected the financial status, operation achievement and the fund variation in the important aspects. The accounting process selection complies with principle of consistency. Beijing Jing Du CPAs Firm carried out special audit for balance sheet of the Jiulongshan Hydropower Development Company on Sep. 30, 2007 and presented the audit report BEIJINGJINGDUSHENZI (2007) No. 1314 .
4.	Major accounting policies

4.1	Financial system

Accounting Standards for Business Enterprises and Accounting Systems of Enterprises issued by the Ministry of Finance of Jiulongshan Hydropower Development Company.

4.2	Financial year

The financial year means a calendar year starting on January 1 and ending on December 31.

4.3	Standard money

The standard money is Renminbi (RMB).

4.4.	Accounting base and pricing principles

The company adopts the accrual basis as accounting base, and its pricing principle is based on the historical cost.

4.5	Validation criteria for cash equivalent

Cash equivalent means those investments featuring short term (generally due within 3 months from purchase date), high mobility, easy to change into cash,
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and low value disturbance.

4.6	Entry method of bad debt loss for the account receivable
(1)	Bad debt validation criteria: a. the debtor goes into liquidation or is death, and his liquidated property and heritage cannot cover the all the debts; b. the debtor fails to perform its repayment obligations overdue and it’s obvious to indicate that the debt is unable to be repaid.

(2)	The entry method of bad debt loss: allowance method is used for reckoning the bad debt loss. By the end of each year, the company will draw 5% of the balance for bad debts to the receivables (including account receivable and other receivables) after deducting the incoming and outgoing and funds of disbursement of the related parties.

For those accounts receivable featuring conclusive evidence of the obvious difference of repayment, individual recognizing method is used to draw bad debt provision.
4.7.	Fixed assets pricing and depreciation method
(1)	Validation criteria for fixed assets: the fixed assets concurrently feature the following characteristics: 1. tangible assets; 2. high unit value; 3. service life is more than one year; 4. purchased for the purposes of production, offering labor services, lease or operation management.

(2)	The fixed assets pricing and depreciation method: the fixed asset is booked at the actual cost of procurement, and depreciated according to straight-line method from the next month after reaching the serviceable conditions.

The salvage value rate, depreciation life and annual depreciation rate of all kinds of fixed assets:

			Annual depreciation
Fixed assets group	Salvage value rate	Depreciation life	rate (%)
Buildings and structures	3%	20-30	3.23%-4.85%
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			Annual depreciation
Fixed assets group	Salvage value rate	Depreciation life	rate (%)
General-purpose equipment	3%	8	12.13%
Special-purpose equipment	3%	20-25	3.88% - 4.85%
Vehicles	3%	10	9.70%
(3)	The validation criteria and provision method for the depreciation provision of fixed assets: by the end of each year, the company will inspect all the fixed assets. If the following factors are found, including continual downslide of market price, technical obsolescence, damage or long-term idling, then the recoverable amount is evaluated for the fixed assets so as to check whether the fixed asset is devaluated or not. If the recoverable amount is lower than the book value of the fixed assets, then the depreciation provision is drawn as the difference between the recoverable amount and the book value. Upon being determined, the depreciation provision of fixed assets cannot be inverted in the following accounting periods.
4.8	The accounting method for project under construction
(1)	The project under construction adopts actual cost for accounting. The project under construction is divided into construction project investment, installation engineering investment, equipment investment, miscellaneous investment and deferred expense investment.

For the sale products formed in the trial running process before reaching preset service condition of project under construction, its cost is counted in the cost of project under construction; when it is sold or turned into commodity inventory; the engineering cost is subtracted according to actual sales income or according to predicted sales price.

From the date when the project reaches predicted service conditions, according to project budget, cost or project actual cost, the appraisal value is turned into the fixed assets. The fixed assets depreciation
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provision is provided according to the relevant depreciation methods.
(2)	The depreciation provision for project under construction: the Company will inspect the project under construction by the end of the construction and estimate the receivable sum of various items. If there is any evidence indicates that the project under construction is devalued, the depreciation provision of project under construction is made according to the depreciation amount.
4.9	Accounting treatment method for borrowing cost

For the borrowing cost occurred, if it compliant to the capitalization conditions of fixed assets construction or procurement, it can be added into the corresponding assets costs; the other borrowing costs shall be determined as expenses and listed in the income statement according to the amount occurred.

4.10	Validation criteria for revenue

The operating revenues of the company mainly cover power generation revenue. The validation criteria for revenue as follows:
(1)	The major risk and remuneration of the ownership are transferred to the buyers;

(2)	The company neither keeps the ownership-related management right, nor implements effective control to the sold goods;

(3)	The correlative economic benefits likely flow in the company;

(4)	The related cost occurred or to be occurred can be measured reliably.
4.11	Accounting treatment method for income tax

Tax payable method is adopted to check the corporate income tax.
III Appraisal Objectives
The project appraisal objective is that China Hydroelectric Corporation planed to purchase all interests of Jiulongshan Hydropower Development Company. Jingdu Company has been entrusted by China Hydroelectric Corporation to develop
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appraisal work for all shareholders’ equity value of Jiulongshan Hydropower Development Company on the appraisal base day and supplied value references for the forementioned economic behavior.
IV Appraisal Subject
The appraisal covers all the shareholders’ equity of Jiulongshan Hydropower Development Company.
The audited balance sheet of the Jiulongshan Hydropower Development Company on the appraisal base day is as follows: the assets are RMB 304.8968 Million. The liabilities are RMB 214.8968 Million. The net assets are RMB 90 Million. Including:
1.	Assets

The current assets book value is RMB 23.8041 Million, including monetary fund, receivable account and other receivables.

The fixed assets book value is RMB 281.0927 Million; it is the assets of Jiulongshan hydropower station under construction. Zhougongyuan hydroelectric station is located in Suichang County, Zhejiang Province, on the branch of Wuxi River, Zhougongyuan. It has 3 cascade hydroelectric station.

The first hydroelectric station’s dam is located in Zhedaikou Country, about 92 kilometers from Suichang County. The drainage area controlled above this dam is 162km2 with a maximum reservoir capacity of 21.47 million m3 and the installed capacity of electric system is 25 MW. Besides these, there are five transbasin diversion headrace systems, of which the pilot area of 11.5km2 is directly piloted into the mountain stone pit of the reservoir; the polit area of 6.8km2 is piloted into the broken stone pit; while pilot area of Yangmuyuan headrace system is 23.7km2, Luohanyuan headrace system 17km2, Xiaoyang pit headrace system 3.85km2.

The second hydroelectric station’s dam is located in Shangding Country, about 78 kilometers from Suichang County. The drainage area controlled above this
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dam is 269km2 with a maximum reservoir capacity of 1.58 million m3 and the installed capacity of electric system is 12.6 MW.

The third hydroelectric station’s dam is located in Changqiu Village, about 7 kilometers from the second dam. The drainage area controlled above this dam is 336.4km2 with a maximum reservoir capacity of 0.55 million m3 and the installed capacity of electric system is 16 MW.

2.	Liabilities

The current liabilities book value is RMB 9.8968 Million, including other payables, the payable staff salary, taxes payable and accrued interest payable.

The long-term liability book value is RMB 205 Million, it is funded debt.
V Value Type and Definition
The value type of the appraisal project is the investment value. The investment value means the value of assets for the specific investors who have investment target or the investors of a certain kind.
The connotation of the appraisal project investment value is the all equity value of the shareholders of Jiulongshan Hydropower Development Company. It corresponds to net assets value of the Jiulongshan Hydropower Development Company.
In the report the appraisal value stated means the value of all the stockholders’ equity on the base date, including cash flow and appreciates depreciation and cash convention, provided that the enterprise is running continually. Appraisal values in this report are drawn by Jing Du according to the agreed appraisal assumptions and restrictive conditions on the appraisal subject and by means of procedures and method stated in this report. They only serve in providing appraisal opinions to these appraisal objectives.
VI Appraisal Base Day
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The asset appraisal base day of this project is September 30, 2007.
In favor of guaranteeing appraisal result and effectively in the service of appraisal objectives, the appraisal base day has little effect on the appraisal result and is capable of correctly reflecting the up-to-date status of related assets. The day is decided by the entrustee after the joint negotiation and approaches the realization day of relevant economic activities as possible.
The pricing standard adopted in this appraisal is the effective pricing standard on the appraisal base day.
VII Appraisal Assumptions and Restrictive Conditions
1.	Zhougongyuan Hydropower Station power generation amount is able to reach preliminary designed generating capacity, and will continue its operations. Its scope of business, method and decision-making process will have few changed in the future.

2.	The future macroeconomic environment of Jiulongshan Hydropower Development Company will have no significant changes and the enterprise will completely observe national laws and regulations. Laws, regulations and relevant industrial policies and supervising measures under which the profit is forecast will also have no or few changes in the future.

3.	Inflation rate, national current back credit interest rate, tax base and tax rate, service and product price fluctuations can be kept in a normal range and will have no significant changes.

4.	Zhougongyuan hydropower station, under construction, can be completed on schedule and passed through the construction quality acceptance. The generator units can supply power to the grid normally. Its future practical generation capacity can reach the generation capacity stated in the preliminary design.

5.	In the forecast year, the entrustee can improve the power generation peak-valley ratio via coordination and reach the expected goal through Lishui Electricity Generating Board (85%:15%).

6.	In the forecast year, no force majeure or unpredictable factors that would cause
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major detrimental effects to the main operations of the enterprise or result in great losses of the enterprise properties would happen.

7.	The operator of the enterprise is responsible and top management of the enterprise is competent for their duties.

8.	No legal disputes or obstacles of assets and business of Jiulongshan Hydropower Development Company exist. The property right of assets is clear.

9.	The Jiulongshan Hydropower Development Company is able to be in sustained operation. The continued operation qualification can be obtained when the business license recorded operation expiry date reached.
During the appraisal, appraisers have observed requirements of assets appraisal and adopted current terms and conditions of policies, industrial conventions, statistical parameters or preconditions concerning the universal industrial parameters and on the appraisal base day, no deviation factors existed. In case that great change has taken place to further economic environment, appraisers will assume no responsibility for different results deduced from the changed preconditions.
VIII Appraisal Principle
1.	Acceptable principles stated in national and industrial regulations;

2.	Principles of independence, objectivity and specialty;

3.	Principle of continuous operation of assets, substitutability and open market;

4.	Principle of variation of main beneficiaries of the property right.
IX Appraisal Basis
This appraisal is made by observing related national laws, regulations and other fair appraisal basis, pricing standard, appraisal references concerning assets appraisal.

1.	Behavior Basis
Assets Appraisal Business Agreement concluded between Jing Du and China Hydroelectric Corporation.

2.	Legal Basis

(1)	Management Measures for State-owned Assets (No.91) issued by the State
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Department in 1991;

(2)	Evaluation Management Detailed Rules on State-owned Assets (GUOZIBANFA [1992] No.36) issued by the original State State-owned Assets Administration Bureau;

(3)	Opinions on Assets Appraisal Operation Norms (try out) issued by China Appraisal Society;

(4)	Temporary Provisions for Assets Appraisal Report Basic Content and Format (CAIPINGZI No.91) issued by the Ministry of Finance;

(5)	Opinion on Certified Public Valuer Focusing on the Legal Right of Appraisal Subject (HUIXIE [2003] No.18) issued by the China Institute of Certified Public Accountants(CICPA );

(6)	Instruction Opinion on Business Valuation ([2004] No.134) issued by China Appraisal Society;

(7)	Assets appraisal criteria;

(8)	Policies and regulations concerning enterprise finance, accounting, revenue and assets management established by the Ministry of Finance, Headquarters of People’s Bank of China, National Taxation Bureau and the original State State-owned Assets Administration Bureau.

3.	Property Right Basis

(1)	Business license of the enterprise as a legal person;

(2)	Zhejiang Commission of Development and Project file “Endorsement on Suichang County Zhougongyuan Cascade Hydroelectric Station Project feasibility study report” ZHEJIJICHU No. 824 [2003];

(3)	Zhejiang Commission of Development and Reform file “Endorsement on Suichang County Zhougongyuan Cascade Hydroelectric Station Project preliminary design” ZHEFAGAISHEJI No. 36[2004];

(4)	Financial materials like accounting statements;

(5)	Application materials for assets appraisal.

4.	Pricing Basis

(1)	Current deposit and loan rates of financial institutions issued by the People’s Bank of China;

(2)	Loan Contract, Mortgage Contract, Contract of Guarantee, Invest and Develop
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Project Agreement of Suichang County Zhougongyuan Cascade Hydroelectric Station and Preliminary Planning Report of the Project of Suichang County Zhougongyuan Cascade Hydroelectric Station of Jiulongshan hydropower station.

(3)	The annual interest of the registered national debt (seven-year term) face value in 2007 (the fourteenth term)

(4)	The Income Tax Law of the People’s Republic of China;

(5)	Preliminary Design Report for Zhougongyuan Hydropowe Station offered by Jiulongshan Hydropower Development Company;

(6)	The analysis of the efficiency increasing statement of Zhougongyuan Hydroelectric Station provided by entrustee;

(7)	Relevant information of the listed power generation companies.

5.	Other References

(1)	Audit reports

(2)	Price information and other materials collected from news, journals, webs, manufacturers and other channels;

(3)	Relevant contracts and agreements provided by the appraised enterprise;

(4)	Relevant information mastered by appraisers and materials from field investigation.
X Appraisal Method
The income approach is adopted in this appraisal assuming the continuous operation of the enterprise.
1.	Preconditions for Application of the Income Approach

The income approach refers to such an assets appraisal approach that the value of the appraised assets is decided by means of estimating the expected return of the appraised assets and converting them into present value. Preconditions for application of the income approach as follows:
(1)	The clear property right of the enterprise assets appraised;

(2)	The future income of enterprises able to be monetarily quantified;

(3)	The future operating risk of the enterprise able to be monetarily quantified.
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2.	Profit Forecast Basis
(1)	The basis of this appraisal is established on the precondition of the normal operation of the enterprise and all earnings are from the normal operation of the enterprise, taking no account of accidental factors and non-comparable factors.

(2)	The profit forecast takes the actual stock assets of the enterprise and has taken the influence on the normal earnings of the enterprise from the reasonable improvement of stock assets and the additional investment into consideration.

(3)	The profit forecast is established on the findings of audit from Jiulongshan Hydropower Development Company, in accordance with the profit forecast submitted by the enterprise and entrustee’s working plan and according to relevant information collection from inquiry carried out by appraisers. It has necessarily analyzed, estimated and confirmed the reasonableness of the profit forecast by the enterprise and some adjustments have been made.

(4)	Operation materials of the past years and the preliminary design report provided by Jiulongshan Hydropower Development Company;

(5)	The analysis of the efficiency increasing statement of Zhougongyuan Hydroelectric Station provided by entrustee;

(6)	The unification of accounting process adopted.
3.	Profit Method valuation model
The discounted cash flow model adopts entity cash flow. Its computing formula is: The basic format of entity cash flow model is:
     Entity value=entity cash flow t/ (1+ weighted average cost of capital) t
     Shareholders equity value=entity value- liability value
     Liability value =payable liability cash flow/ (1+equal risk liability cost) t
     The entity cash flow= after-tax profit before interest+ depreciation and amortization — operation capital increment- capital expenditure
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4.	Establishment of the Forecast Period
So as to be able to reflect cash flow of the power station operation in a long time, we confirmed the predicted period is ten years (including the fourth-quarter of the year 2007). It is from the year 2007 (the first year) to the year 2016.
5.	Establishment of Benefit Period
The operation period of the Jiulongshan Hydropower Development Company is thirty years as stated in the company regulations, counting from the issuance of the operation license. The operation period stated in the business license of the enterprise as a legal person is from Nov. 22, 2001 to Nov. 21, 2031. On the base of the economic development prospect of generating power by water conservancy and supposing the enterprise to be operate continuately, the appraisal benefit period is permanent, namely from Sep. 30, 2007 to the permanency.
6.	Establishment of the Discounting Rate
According to the principle of unifying the earning capacity and the discounting rate, the earning capacity is entity cash flow, so the discounting rate” r” will choose the weighted average cost of capital (WACC), i.e., the return on investment capital, also called investment capital cost, a comprehensive return rate decided by the structure and return rate of the shareholders’ equity capitals and interest-payment debenture capitals.
     The computing formula is:
WACC = Ke*We+Kd*(1-T)*Wd
Ke: Shareholders’ equity capital cost;
Kd: debenture capital cost;
We: the ratio of shareholders’ equity capital in the capital structure;
Wd: the ratio of debenture capital in the capital structure;
T: valid income tax rate of the company;
(1)	Definition of Ke
According to the capital asset pricing model (CAPM) and on this base, considering
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the individual risk earning of Jiulongshan Hydropower Development Company, the computing formula is:
Ke= Rf+β×Rpm+A
Rf: risk-free return rate;
RPm: market risk premium;
A: individual risk adjustment.

•	Risk-free Return Rate Rf

The annual interest of the registered national debt (seven-year term) face value in 2007 (the fourteenth term) is 3.9% and if converted into the compound interest, the interest is 3.51%, so the risk-free return rate is 3.51%.

•	Enterprise risk coefficient β

It is confirmed according to inquiry the enterprise analogous Hu Shen A shares stock listed company Beta value, the specific confirmation process as follows:

Firstly, on the base of Beta without the finance lever from the listed companies of the same kind, the average Beta without the finance lever can be worked out. According to the interest-bearing debt status as well as the future financing plan of the enterprise, the Beta of the enterprise can be worked out.

Through calculation, the Beta without finance level in the listed companies of the same kind is 0.2939.

According to the operation capacity, financing capacity and the future capital structure of the enterprise, the debt/equity ratio (D/E) from October 2007 to 2015 can be determined. Through the formula βL= (1+(1-T)×D/E)×βU, we can work out the Beta coefficient of the enterprise, see the following table.

	Oct.-Dec
	.,2007	2008	2009	2010	2011	2012	2013	2014	2015	2016
Payment of interest liability D/ equity E		0.38	2.18	1.93	1.56	1.21	0.93	0.61	0.28	0.02
corporate income tax		25%	25%	25%	25%	25%	25%	25%	25%	25%
BETA		0.38	0.77	0.72	0.64	0.56	0.50	0.43	0.36	0.30
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•	Market Risk Premium Rpm

Domestic securities market is an emerging but bundle one. On one hand, the domestic market has a relatively shorter history data and in the first several years of its establishment, the speculation atmosphere was pregnant, so the market fluctuation is large; on the other hand, presently, the control over the exchange flow under the capital account is strict, plus the particularity of the stock equity separation, so the stock equity risk premium deduced directly from the history data has a low reliability, while in the mature market, owing the long history data, the overall stock equity risk premium on the market could be got from analyzing the history data, so the risk premium of international emerging markets commonly could be decided by the risk premium of the mature market. In this appraisal, the market risk premium Rpm is 7.5%.

•	The risk adjustment coefficient

According to preliminary design report, the hydropower station installed capacity should reach 53,600.0KW, in consideration of the hydropower station is under construction, it has too much operation risk. The income of the power station is relatively stabile and the operating risk is not high. At present, the assets/liabilities ratio of the enterprise is not high and its business finance risk is not high. Whereas the above content, the specific risk adjustment “A” is confirmed to be 2%.

•	Equity Capital Return Rate r

Ke = Rf+β×Rpm+A

	Oct.-Dec., 2007	2008	2009	2010	2011	2012	2013	2014	2015	2016
Rf		3.51%	3.51%	3.51%	3.51%	3.51%	3.51%	3.51%	3.51%	3.51%
Rm		7.50%	7.50%	7.50%	7.50%	7.50%	7.50%	7.50%	7.50%	7.50%
BETA		0.38	0.77	0.72	0.64	0.56	0.50	0.43	0.36	0.30
A		2%	2%	2%	2%	2%	2%	2%	2%	2%
Ke		8.36%	11.29%	10.91%	10.31%	9.71%	9.26%	8.74%	8.21%	7.76%
(2).	Kd, the ratio of calculated finance expenses (according to the actually performed interest-paid accounting contract) / the actual interest-paid accounts (in the same period). Kd value shall be determined year by year.
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(3).	Definition of We and Wd

In combination with the future operation condition, financing capability and capital structure planning of the company, the proportion of the capitals in the total capital;

(4).	Definition of WACC

The WACC is estimated according to corporate income tax rate and forementioned indices.

	Oct.-Dec.,
	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016
Liability proportion ( Wd))		0.69	0.66	0.61	0.55	0.48	0.38	0.22	0.02	0.28
Equity proportion (We)		0.31	0.34	0.39	0.45	0.52	0.62	0.78	0.98	0.72
Corporate income tax rate (T)		25%	25%	25%	25%	25%	25%	25%	25%	25%
WACC		7.47%	7.54%	7.60%	7.61%	7.68%	7.73%	7.82%	7.78%	7.63%
7.	Shareholders Equity Value Calculation
The entire shareholders’ equity is decided according to the present actual operation status of the appraised enterprise, by means of subsection forecast of the future income of Jiulongshan Hydropower Development Company and converting the income into cash to realize its entity value, which then shall be deducted by the interest-payment liabilities. Firstly, the annual cash flow of the Jiulongshan Hydropower Development Company from 2007 to 2016 is forecast; secondly, it is presumed that the enterprise will run permanently and the entity cash flow remains the same as that of 2016 after the year 2016; Thirdly, according to the selected discounting rate, the aforesaid two-stage entity cash flows are converted into cash; Fourthly, they shall be summed up and the entity value of Jiulongshan Hydropower Development Company is figured out; Finally, The shareholders equity value is obtained by liability value subtracted from entity value. Entity value computing formula is:
In which, P: the entity value of the enterprise

Rt: the entity cash flow in the Tth year
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R:	weighted average cost of capital; l.

T:	the forecast year;

n and n+1:	are the last year of the forecast period and the first year after the forecast period respectively;

Rn+1:	the entity cash flow of the (n+1)th year, namely the first-year pre-interest cash flow after taxes after the forecast period.
7.	Selection of Data Estimations
The financial data forecast of Jiulongshan Hydropower Development Company has been adjusted based on the manufacturing and operation capacity in the preliminary design, in accordance with national current related laws, codes and macro-policies, the status and foreground of the China power industry, and trend of Zhejiang power and according to the analysis the predominance and risk of the enterprise, especially the market environment and development prospect and potentials of the enterprises, the appraisers carried out necessary analyses and judgment for the profit forecast from the year 2007 to the year 2016. And the rationality of forecast is affirmed, specific adjustment are based on this.
(1)	Prime Operating Revenue

The prime operating revenue Jiulongshan Hydropower Development Company, as a hydroelectric enterprise, is the income from power sales.

In the forecast, various operational indicators influence on the income should be taken into consideration.
1	Installed generation capacity: refer to preliminary design, it is confirmed according to practical installed generation capacity.

2	Utilization hours in a year: it is confirmed according to preliminary design capability.

3	The station service power consumption rate, transformer loss rate and the line loss rate for the exclusive power supply and transformation:

according to the preliminary design report, the station service power consumption rate is calculated by 0.5%, transformer loss rate is calculated by 1%, and the line loss rate for the exclusive power supply and transformation is calculated by adopting 2%.
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4	The estimation of the grid power: it is estimated based on the aforesaid indicators.

•	Establishment of the power price: it is established according to Parallel in Economic Agreement which signed by Yingchuan Hydroelectric Station, Wuliting Hydroelectric Station Enterprise and Lishui Electric Utility Bureau.

•	The estimation of the prime operating revenue: it is estimated based on the aforesaid indicators.
(2)	Prime Operating Cost

The prime operating cost includes salary, depreciation and amortization, water resources fee, repair charge, mini hydro management fee, running cost. It is estimated according to cost real data of Jiulongshan Hydropower Development Company during its main business trial running and the break-even cost data during preliminary design. The future increase is also considered.
1	Based on the 2009 level, wages of workers will raise 5% per annum to 2014 the wage level in the year 2015 and the year after will held the line. The number of employee is confirmed according to personnel arrangement in preliminary design report and practical situation.

2	Depreciation and amortization, the building structures and hydraulic structures are depreciated according to 50 years. The facility is depreciated according to 25 years.

3	The cost of water resources shall exercise the current standard: RMB 0.01 yuan for 1kW. (it enjoys three exemption and two reduction by one half policies from the year 2008 to 2013).

4	Maintenance expenses: because the hydropower station is nearly established, the maintenance expenses are increasingly growing year by year from the year 2008. It will reach 0.5% of the predicted original value of fixed assets in the year 2014. Subsequently, the annual maintenance expenses retain constant.

5	The cost of small hydropower station management shall exercise the current standard: it is taken according to 35% of the cost of water resources.
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(3)	Tax and Associate Charge of Main Operations

Taxes and associate charges of main operations include urban construction tax and education surtax, which shall be estimated according to current tax standards, namely the urban construction tax is 1% of the actual paid value added tax and the education surtax is 3% of the actual paid value added tax. The local education surtax is 2% of the actual paid value added tax, The water conservancy construction fund is 0.1% of the actual paid value added tax

(4)	Management cost

The management cost includes salary, employee welfare cost, labor union expenditure, staff education expenditure, staff endowment insurance, bonus and other management cost.
1	Based on the 2008 level, wages of workers will rise 5% per annum to 2014. The wage level in the year 2015 and the year after will hold the line. The number of employee is confirmed according to personnel arrangement in preliminary design report and practical situation.

2	Staff welfare cost is estimated according to the current standard.

3	Labor union expenditure is estimated according to the current standard.

4	Staff education expenditure is estimated according to the current standard.

5	Staff endowment insurance is referred to the current standard.

6	Bonus is estimated according to the current bonus standard.

7	Other management expenses are estimated on the base of preliminary design report.
(5)	Financial expenses

Financial expenses: it is estimated according to enterprise implementary loan agreement and in combination with the future operation condition, financing capability and future capital structure planning of the enterprise.

(6)	Non-operating Income and Non-operating Expenses

Non-operating revenues and expenses are not recur renting items, so they haven’t been taken into consideration in this profit forecast.
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(7)	Corporate income tax

The corporate income tax is determined according to the Company’s implemented tax rate: in 2007, it is estimated according to the current income tax rate (33%). After the year 2008, it will carry out the new income tax rate stated by the newly-published “Enterprise Income Tax Law of the People’s Republic of China”, i.e. 25%.
(8)	After-tax Profit

Based on the said profit and loss items like income and cost, the after-tax profit is decided.

(9)	Net Investment
          Net investment = capital expenditure + increase of operation funds — depreciation and amortization
1	Capital Expenditure

The capital expenditure is decided by the new power station plan. At the same time, on the condition of the permanent operation of the enterprise, the funds of depreciation and amortization are equivalent to the capital expenditure. Because the appraisal takes no account of additional investment, provided that the enterprise kept simple reproduction and the facility requires resetting, the annual capital expenditure sum is equal to the provision of depreciation of equipment.

2	Increase of Operation Funds

The demand for the operation funds in the company is slim and the cash flow brought by the daily power sales is able to support the daily operation turnover, so the increase of operation funds is taken no account of.

•	Depreciation and Amortization

The forecast value of the depreciation and amortization is decided on the basis of forecast depreciation of fixed assets of main business cost.
(10)	Forecast of Annual Stockholders’ Cash Flow

According to the said forecasts, the forecast of annual shareholders’ cash flow
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is as follows:
Unit: RMB, 10 thousand

Item	2008	2009	2010	2011	2012	2013	2014	2015	2016
I. Prime Operating Revenue	907.67	5,446.03	5,568.83	5,691.63	5,691.63	5,691.63	5,691.63	5,691.63	5,691.63
Minus: discount distribution						—	—
Prime Operating net sale	907.67	5,446.03	5,568.83	5,691.63	5,691.63	5,691.63	5,691.63	5,691.63	5,691.63
Minus: Cost of Main Operations	220.87	1,338.85	1,358.83	1,380.73	1,404.76	1,431.13	1,542.32	1,542.32	1,542.32
Tax and Associate Charge of Main Operations	4.18	25.05	25.62	26.18	26.18	26.18	26.18	26.18	26.18
II. Profits from Main Operations	682.62	4,082.13	4,184.38	4,284.72	4,260.69	4,234.32	4,123.13	4,123.13	4,123.13
Add: other business profit						—	—	—	—
Minus: the operation expenses						—	—	—	—
General and Administrative Expense	46.53	279.21	289.96	301.23	313.07	313.07	313.07	313.07	313.07
Financial Expenses	263.17	1,509.21	1,344.67	1,095.31	854.15	668.53	446.32	215.51	18.24
III. Operating Income	372.92	2,293.71	2,549.75	2,888.18	3,093.47	3,252.72	3,363.74	3,594.55	3,791.82
Add: investment income						—	—	—	—
Subsidiary earnings						—	—	—	—
Non-operating Income
Minus: Non-operating Expense
Iv. Income Before Tax	372.92	2,293.71	2,549.75	2,888.18	3,093.47	3,252.72	3,363.74	3,594.55	3,791.82
Minus: Income Tax	93.23	573.43	637.44	722.05	773.37	813.18	840.94	898.64	947.96
V. Net Income	279.69	1,720.28	1,912.31	2,166.13	2,320.10	2,439.54	2,522.80	2,695.91	2,843.86
VI. Pre-interest Profit After Taxes	477.07	2,852.19	2,920.82	2,987.62	2,960.72	2,940.94	2,857.55	2,857.55	2,857.55
Add: depreciation and amortization	170.55	1,023.31	1,023.31	1,023.31	1,023.31	1,023.31	1,023.31	1,023.31	1,023.31
Minus: the capital expenditure	49.15	294.88	294.88	294.88	294.88	294.88	294.88	294.88	294.88
Minus: business current assets increment	—	—	—	—	—	—	—	—	—
VIII. Entity cash flow	598.47	3,580.62	3,626.33	3,601.45	3,574.55	3,554.77	3,471.38	3,471.38	3,471.38
(11)	The estimation for entity cash flow present value

Through above indictor’s estimation, it is calculated by adopting the above-mentioned entity cash flow calculation of present value . The entity value of enterprise forever operation state is RMB 428.7616 Million.

(12)	Shareholders equity value calculation

Shareholders equity value = entity value — liability value
•	Liability value

The enterprise has RMB 206.52 Million for various loans on appraisal base day. The liability value is RMB 206.52 Million.

•	Interests Value

Shareholders equity value=entity value - liability value=428,761,600-206,520,000= 222,241,600
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XI Implementation Process and Conditions of Appraisal Procedures
The appraisal process can be divided into five stages:
(I)	Acceptance of Commission
Main jobs of this stage include: defining appraisal objectives, scope and the appraisal base day, establishing work scheme of assets appraisal and signing agreement on assets appraisal.
(II)	Preparations

1.	As required by the assets appraisal, arranging the application form of assets appraisal for the entrustee and the appraised enterprise and assisting the appraised enterprise for assets declaration;

2.	Collecting and preparing materials required by assets appraisal.

(III)	Assets Check and Verification

1.	Listening to introductions on the enterprise status, the history and status of the appraised assets by persons concerned in the assets-holding enterprise;

2.	Consulting and discriminating the application form of assets appraisal provided by the enterprise, checking and verifying the physical assets with the financial records of the enterprise, proving the authenticity and integrality of declaration materials submitted by the enterprise;

3.	Verifying the real objects on the scene according to the application form of assets appraisal, looking into and recording the assets conditions, talking with asset management personnel to learn the operation and management status of assets, investigating whether there are overage assets influencing appraisal;

4.	Examining certificates of the property right of the appraised assets, equipment purchase contract, accounting materials like account current and invoices, and making clear of the enterprise assets property right;
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5.	Consulting the project approximate budget and audit materials, spot-examining assets discharge statement, equipment operation records, maintenance and accident records and looking into the remaining status of assets to confirm the continuous development of assets operation;

6.	Investigating the operation, financial and future development status of the enterprise, making proper adjustments after analyzing related indices;

7.	Investigating and confirming the market environment where the appraised enterprise is located.

(IV)	Estimations and Gathering
1.	Analyzing obtained materials and selecting proper appraisal approaches according to the status and features of the appraised assets;

2.	Acquiring pricing basis and price materials;

3.	Calculating the appraisal value;

4.	Analyzing the appraisal conclusion and adjusting, amend and perfecting the assets appraisal result;

5.	Writing appraisal explanations and appraisal report;

6.	Carrying out three-level double checks, supplementing and amending the appraisal report and appraisal explanations.

(V)	Submittal of the Report

According to the appraisal condition, submitting Assets Appraisal report discussion draft to the entrustee; according to opinions from the entrustee and the assets-holding enterprise, making necessary amendments; submitting a formal Assets Appraisal report to the entrustee after it has been confirmed all right by the entrustee and the appraised enterprise.
XII Appraisal Conclusions
(I)	The Legal Property Right of the Appraisal Subject The work of certified public valuers aims to estimate and professionally comment the value of the appraisal subject, but the confirmation of the legal property right of the appraisal subject or comment on them is beyond their work
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scope. The entrustee and the related disputing party shall offer materials on the legal property right of the appraisal subject and shall assume all responsibilities on the authenticity, legitimacy and integrality of such materials. Certified public valuers are not entitled to confirm or comment the legal property right of the appraisal subject, so we hereby provide no guarantee to the legal property of the appraisal subject. The entrustee and related disputing parties shall pay attention to this.

According to Opinion on Certified Public Valuer Focusing on the Legal Right of Appraisal Subject, on the appraisal scene, appraisers have properly paid attention to the property right to the appraisal subject, collected and checked certificates of the legal property right of the appraisal subject and investigated issues concerning the property right.

The prime assets of Jiulongshan Hydropower Development Company are the Jiulongshan hydropower station under construction. The project has not been completed. The acceptance of works has not been transacted yet. The state-owned land use certificate and building ownership certificate have not been transacted yet.

(II)	Appraisal conclusion

Up to the appraisal base day September 30, 2007, by means of income approach, the entity value appraisal value of Jiulongshan Hydropower Development Company is RMB 428.7616 Million and all shareholders equity appraisal value is RMB 222.2416 Million.
(III)	Explanations to Appraisal Conclusions

1.	The selling price of power in Jiulongshan Hydropower Development Company is in accordance with the current standard, taking no consideration of prospective adjustment.

2.	As the enterprise has been operated for more than 5 years, it enjoys the preferential policies of corporate income tax relief no longer.

3.	This assessment of power generation peak-valley ratio is based on “Preliminary Planning Report of the Project of Suichang County Zhougongyuan
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Cascade Hydroelectric Station” and the analysis of the efficiency increasing statement of Zhougongyuan Hydroelectric Station provided by entrustee and in combination with the entrustee’s improving of the power generation peak-valley ratio via coordination and reach the expected goal through Lishui Electricity Generating Board in the forecast year.
4.	Jiulongshan Hydropower Development Company estimated the predicted grid power on the basis of long term average annual power output of the preliminary design. In the actual operation, the grid power quantity may be higher or lower than the aforesaid level due to the impacts of the natural factors.

5.	The appraisal conclusion is the working results after carrying out all the aforesaid appraisal procedure. The appraisal conclusion is not a guarantee for the operation status and operation achievements of the enterprise in the future.
XIII Explanations to Particular Issues
Issues that may influence the appraisal conclusions but are beyond the capabilities of appraisers for estimation are including but not limited to:
1.	Assets and liabilities of Jiulongshan Hydropower Development Company to be appraised have already been audited by the China certified account and acquired the audited accounting statement on the appraisal base day.

2.	Materials provided by the top management of Jiulongshan Hydropower Development Company and other personnel are the basis of this report, so Jiulongshan Hydropower Development Company shall be responsible for the authenticity, legitimacy and allsidedness of such materials. For defect issues that exist in Jiulongshan Hydropower Development Company and may influence the appraisal conclusions, if not particularly stated or expressed clearly in the appraisal field investigation or unable to be obtained according to the professional experience, the appraisal institution and appraisers shall be exempt from any responsibilities thereof.

3.	The Jiulongshan Hydropower Development Company submitted Preliminary Planning Report of Suichang County Zhougongyuan Cascade Hydroelectric
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Station and the analysis of the efficiency increasing statement of Zhougongyuan Hydroelectric Station provided by entrustee provided by the entrustee, which are one of the main basis for the appraisal report.
4.	Zhougongyuan Hydropower Station has not been completed yet, this appraisal supposes the appraisal result that the hydropower station can be completed and can be operated normally. It takes no account of the payable associated costs for completing the hydropower station project and putting into normal operation conditions.

5.	This appraisal supposes that the hydropower station can be completed on schedule and passed through construction quality acceptance. The power generation can reach multi-year average annual power output stated in the preliminary design report.

6.	In the forecast year, as the consummating of the locat electrical network structure and the fortified management the entrustee would improve the power generation peak-valley ratio via coordination and reach the expected goal through Lishui Electricity Generating Board (85%:15%).
It is hereby notified that the report users shall pay attention to the influence on the appraisal conclusions from the said issues.
XIV Major Issues after Appraisal Base Day
1.	They refer to key issues that happen between the appraisal base day and the submittal day of the appraisal report.

2.	On November 7, 2007, Zhejiang Guangsha Hydropower Investment Co., Ltd. signed stock rights transfer agreement with Guangsha Construction Group Co., Ltd.. Zhejiang Guangsha Hydropower Investment Co., Ltd. transferred 75% stock rights of Jiulongshan Hydropower Development Co., Ltd. to Guangsha Construction Group Co., Ltd.. After stock rights transfer, the shareholder and amount of investment, Guangsha Construction Group Co., Ltd. RMB 67.5 Million, occupies 75% stock rights; Lu Chunliang RMB 22.5 Million, occupies 25% stock rights.

3.	Other key issues that haven’t been provided by the appraised enterprise or discovered by appraisers after the appraisal base day;
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4.	After the appraisal base day and within the valid period of the appraisal report, if the amount of assets varies, it shall be priced according to the original appraisal approach of such assets and corresponding adjustments of assets shall be made. Due to specific causes, if the price standard of assets has been changed, which has obviously influenced the appraisal assets. the entrustee shall request the appraisal institution to reassess the appraisal value according to the practical situations.
XV Legal Effect of the Appraisal Report
1.	Appraisal conclusions stated in the report are merely a reflection of the current fair market price that was decided according to the principle of open market, of the appraised assets under the appraisal objectives, taking no consideration of influences from losses caused by activities like pledge and guarantee, or significant changes of the national macroeconomic policies, or natural forces and other force majeure. The precondition of this report is the continuous operation of the assets, so if the precondition is changed, the appraisal conclusions will be null. The report is exclusive for the appraisal objectives, so the signing certified public valuers and the appraisal institution shall be exempt from any responsibilities from results caused by misapplications.

2.	The valid date of this report is one year, namely from September 30, 2007 to September 29, 2008. During this period, if the appraisal objectives are to be realized, the report shall work as the pricing basis and shall be adjusted, in the form of self-regulating or entrusting the appraisal company, according to issues concerned after the appraisal base day, the appraisal conclusions in this will be invalid after one year.

3.	Appraisal conclusions in this report are exclusive for the entrustee to realize the appraisal objectives.
XVI Appraisal Reporting Day
The formal presentation data of the Assets Appraisal report is November 15, 2007.
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     Assets Appraisal Institution: Beijing Jing Du Assets Valuation Company Ltd.
     Legal Representative of Assets Appraisal Institution: Jiang Jianying
     China Certified Public Valuer: Wang Ri
     China Certified Public Valuer: Sun Chaohui
     November 15, 2007
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Suichang Jiulongshan Hydropower Development Co., Ltd. Share Transfer Project
Assets Appraisal Report
Zhejiang Jingning Jiulongshan Hydropower
Development Co., Ltd.
Share Transfer Project
Document for Future Reference
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Statement on the Application Scope of Document
for Future Reference of the Assets Appraisal Report
This document is exclusive for the economic activities to fulfill appraisal objectives and delivered to the administrative competent departments for assets appraisal for review. The use right of the appraisal report belongs to the entrustee, so without the permission of the entrustee, no offer or disclosure of this report shall be made by the appraisal institution. At the same time, without the approval of us, the whole or partial report shall not be published on the open media by the entrustee. Jingdu is exempt from any legal responsibilities for any other results of economic activities by due to the inappropriate quotation by the entrustee of the appraisal result.
Beijing Jingdu Assets Valuation Co., Ltd.
Nov. 15, 2007
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Appendix 6
Breakdown of Restructuring Credits and Debts of the Object Company and Measures therefore of
Jiulongshan Hydropower Investment Co., Ltd
     By September 30, 2007, the Audit Report of Beijing Jingdu CPA Limited affirms that the capital balance in the finance account of Jiulongshan Hydropower Project (“Object Company”, same as below) is RMB 221,118.13, the balance of other receivables is RMB 23,582,940.71and the balance of liabilities other than those from banks is RMB 9,896,759.95.
     Upon consultation between the Transferors and the Transferee, they have agreed as follows regarding the aforesaid credits and debts (including currency capital):
     1. In accordance with the Equity Interest Transfer Contract, the Transferors shall restructure the credits (including currency capital and other receivables, same as below) and debts (including other payables, payable benefits to staff, tax payableeexcluding bank loans, same as below) of the Object Company, in other words, the Object Company will pass the credits and debts to Zhejiang Guangsha Hydropower Investment Co., Ltd by signing credits and debts agreements with creditors and debtors.
     2. Upon restructuring, the Object Company shall receive from or pay Zhejiang Guangsha Hydropower Investment Co., Ltd the credits and debts; in accordance with the Equity Interest Transfer Agreement and Framework Agreement, such credits and debts shall be enjoyed and borne by Guangsha Hydropower Investment Co., Ltd.
     3. Changes in the credits and debts from the Base Date to Delivery Date shall be settled by the Transferors and Transferee through settling the credits and debts as of the Delivery Date in accordance with the Equity Interest Transfer Contract and these measures.
     4. Breakdown of the credits and debts as of the assessment date is as follows (attached hereto):
Date: _________ 2007

1

Breakdown of Jiulongshan Credits and Debts

By Sep.30, 2007	Unit: RMB

		Post-audit
Item	Unit or detail	adjustment	Note
Currency Capital		221,118.13
Other Payables		23,582,940.71
	Guangsha Hydropower Investment Co., Ltd	22,982,747.71	Borrowing and lending
	Suichang Water Resources Bureau	50,000.00	deposit
	Suichang Shuangyuan Hydropwer Co., Ltd	500,000.00	work expense
	Lishui Bowei Auto Care	693	Repair cost
	Liu Jianxiang	2,000.00	Reserve fund
	Chen Xiangliang	3,000.00	Reserve fund
	Chen Shijin	3,000.00	Reserve fund
	Yin Lichang	500	Reserve fund
	Li Qingshan	500	Reserve fund
	Zhou Yueming	20,000.00	Reserve fund
	Zheng Wuxiong	5,000.00	Reserve fund
	Li Weiming	15,000.00	Reserve fund
	Wang Jianchun	500	Reserve fund
	Total Credits	23,804,058.84
Benefits payable	Provision for staff welfare	321,458.00
Taxes payable	Income tax	113,237.00
Other payables		9,462,064.95
	Shanghai Zhaoyin	30,000.00	Work bond
	Chongqing New Century	100,000.00	Work bond
	Shanghai Zhaoyin Power Equipment Co., Ltd	100,000.00	Work bond
	Staff financing	1,520,000.00
	Last payment for the retaining wall	0.6	work expense
	Zheng Yinyi	11,473.15	work expense
	Li Yirong	26,915.20	work expense for retaining wall

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		Post-audit
Item	Unit or detail	adjustment	Note
	Research office	5,000.00
	Wu Linxiang	2,905.92	work expense for retaining wall
	Wu Lingsheng	0.03	work expense for retaining wall
	Shanghai Zhengji Eectronic Co., ltd	100,000.00	Work bond
	Hangzhou Guorui Power Supply ompany	30,000.00	Work bond
	Huzhou Zhengdao Lifting Equipment Co., Ltd	60,450.00	Work bond
	Zhengjiang Hydropower Construction Equipment Co., Ltd	135,000.00	Work bond
	Nanjing Nanrui Automation Control Co., Ltd	188,000.00	Work bond
	Jiangshan Transformer Factory	150,000.00	Work bond
	Land Requisition Fund	2,435,100.00
	Provincial Tunnel Project Company	800,000.00	Bond
	Provincial Third Geological Mine Company	1,200,000.00	Bond
	Jinhua Shuitai Hydropower Project Company	1,200,000.00	Bond
	Fujian Nanping Nandian Hydropower Equipment Manufacturing Company	1,123,000.00	Bond
	Pension Insurance	169,566.60
	Work-related injury insurance	13,792.00
	Union fee	48,694.00
	Education Charge	12,127.45
	Dinning hall	40.00
	Total Debts	9,896,759.95

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Appendix 7
Letter of Undertaking
China Hydroelectric Corporation:
We had provided guarantee for the following bank loans of Suichang County Jiulongshan Hydropower Development Co., Ltd as set forth in Appendix 4:
Whereas CHC is willing to purchase one hundred percent of the equity interest of Suichang County Jiulongshan Hydropower Development Co., Ltd, we hereby undertake that:
1.	We will continually fulfill our guarantee obligations under above-mentioned guarantee contracts until the fulfillment of the guarantee contracts are legally completed.

2.	If the creditor, the lending bank, requests us to provide the guarantee and perform the procedure separately, we hereby undertake that, prior to the remitting date specified in Article 7.2.1 of “Formal Equity Interest Transfer Contract of Suichang County Jiulongshan Hydropower Development Co., Ltd” signed by CHC, Guangsha Construction Co., Ltd and Lu Chunliang, we will provide the relevant guarantee and perform the procedure unconditionally in accordance with the creditor’s requirements upon the Transferee’s provision of counter guarantee and assumption of the guarantee cost and provide an ongoing guarantee for the undue loans of Suichang County Jiulongshan Hydropower Development Co., Ltd.
Guangsha Construction Group Co., Ltd.

December 13 , 2007